OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Centex Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Timothy R. Eller	Centex Corporation
Chairman &	2728 N. Harwood
Chief Executive Officer	Dallas, Texas 75201
June 12, 2007
Dear Stockholders:
It is my pleasure to invite you to Centex Corporation’s 2007 Annual Meeting of Stockholders. We will hold the meeting on Thursday, July 12, 2007, at 9:00 a.m., in the 10th floor of our headquarters, 2728 N. Harwood Street, Dallas, Texas. During the meeting we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement. There will also be time for questions.
This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about Centex in addition to describing the business we will conduct at the meeting.
We hope that you will be able to attend the annual meeting. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions you receive; complete, sign and date the proxy card or voting instruction card and return in the prepaid envelope; or vote in person at the meeting.
Sincerely,

HOW TO VOTE
Your vote is important. Please sign and return the enclosed proxy card in the enclosed envelope to ensure that your shares are represented at the meeting. You may also vote by telephone or over the Internet or in person at the annual meeting. Please refer to the proxy card and other voting instructions included with these proxy materials for more information on the voting methods available to you. If you vote your proxy over the Internet or by telephone, you do NOT need to mail back your proxy card.
PRINTING AND MAILING COSTS
Centex Corporation bears the cost of printing and mailing the Centex
Annual Report and proxy statement to its stockholders. To help us reduce costs, stockholders at the same address can choose to receive only one set of future proxy materials, or you may choose to receive future proxy materials by e-mail by enrolling at
www.melloninvestor.com/ISD.

CENTEX CORPORATION
2728 N. Harwood
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., Central Daylight Time, on Thursday, July 12, 2007.

PLACE	2728 N. Harwood, 10th Floor, Dallas, Texas 75201.

ITEMS OF BUSINESS	• To elect three members of the Board of Directors, each for a term of three years ending at the Annual Meeting of Stockholders in 2010.

• To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year.

• To transact such other business as may properly come before the meeting and any adjournments or postponements.

RECORD DATE	You can vote if you are a stockholder of record at the close of business on May 21, 2007.

ANNUAL REPORT	Our 2007 Annual Report to Stockholders is enclosed with these materials as a separate booklet.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or voting instruction card. Most stockholders also have the option of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy before its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

June 12, 2007	James R. Peacock III
Vice President, Deputy General Counsel
and Secretary

i

CENTEX CORPORATION
PROXY STATEMENT

INTRODUCTION
       The accompanying proxy, mailed with this proxy statement, is solicited by the board of directors of Centex Corporation, a Nevada corporation, for use at the annual meeting of Centex stockholders to be held on July 12, 2007, and at any adjournments or postponements. The mailing address of Centex’s executive offices is Centex Corporation, Post Office Box 199000, Dallas, Texas 75219-9000. This proxy statement and accompanying proxy are being mailed to stockholders on or about June 12, 2007.
Purposes of the Annual Meeting
At the meeting, stockholders will vote on:

(1)	Election of three directors, comprising a class of directors to serve until the 2010 annual meeting of stockholders;

(2)	Ratification of the appointment of Ernst & Young LLP as Centex’s independent registered public accounting firm for fiscal year 2008; and

(3)	Any other business properly brought before the meeting.
       Our board of directors does not know of any matters that may be acted on at the meeting other than the matters described in items (1) and (2).
Recommendation of the Board
       Our board recommends a vote FOR the election of the three nominees for director named in the accompanying proxy and a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.
ABOUT THE MEETING
Who Can Vote
       Stockholders of record at the close of business on May 21, 2007 may vote at the annual meeting. On that date, the issued and outstanding capital stock of Centex entitled to vote at the meeting consisted of 120,198,776 shares of common stock, par value $.25 per share. Each holder of common stock will be entitled to one vote per share on the election of directors, on the ratification of the appointment of our independent registered public accounting firm and on any other matters properly brought before the meeting. There is no cumulative voting.
How You Can Vote
       You can vote your shares in person at the meeting, by voting and submitting the accompanying proxy by telephone or over the Internet, or by completing, signing, dating and returning the proxy in the enclosed envelope.
How Proxies Will be Voted
       Shares represented by valid proxies received by telephone, over the Internet or by mail will be voted at the meeting in accordance with the directions given. If no specific choice is indicated, the shares represented by all valid proxies received will be voted FOR the election of the three nominees for director named in the proxy and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.
       Our board does not intend to present, and has no information that others will present, any business at the meeting other than set forth in the attached notice of the meeting. However, if other matters requiring your vote come before the meeting, the persons named in the accompanying proxy intend to vote the proxies held by them in accordance with their best judgment on such matters.
How to Revoke Your Proxy
     You have the unconditional right to revoke your proxy at any time before the voting thereof by submitting a later-dated proxy, by attending the meeting and voting in person, or by written notice to us addressed to James R. Peacock III, Secretary, Centex Corporation, Post Office Box 199000, Dallas, Texas 75219-9000. The written revocation will not be effective, however, unless we receive it at or before the meeting. Attending the meeting does not revoke your proxy.
Quorum and Required Vote
     We need a quorum to hold the annual meeting. There is a quorum when the holders of a majority of the total number of shares of Centex common stock entitled to vote at the meeting are present in person or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner is present at the meeting but does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
     Under the rules of the New York Stock Exchange, which we refer to as the NYSE, if you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm even if the record holder does not receive voting instructions from you.
     The three nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. “Withheld” votes will be excluded entirely from the vote and will have no effect on the outcome, except that if a director receives more “withheld” votes in the election than “for” votes, that director must submit his or her resignation as required by the director resignation policy included in our corporate governance guidelines, which is described under “A director resignation policy” on page 18.
     The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will be approved if the number of votes cast “for” the proposal exceeds the number of votes cast “against” the proposal. Abstentions and, if applicable, broker non-votes, will not affect the outcome.
Delivery of Proxy Statements and Annual Reports
     We have adopted a “householding” procedure approved by the Securities and Exchange Commission, which we refer to as the SEC. Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our notice of annual meeting, proxy statement and annual report, unless one of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
     Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.
     If you are eligible for householding, but you and other stockholders of record with whom you share an address and last name currently receive multiple copies of the notice of annual meeting, proxy statement and annual report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Mellon Investor Services LLC, at P.O. Box 3315, South Hackensack, New Jersey 07606, or by telephone at 1-800-852-0813.
     If you participate in householding and prefer to receive a separate copy of this notice of annual meeting, proxy statement and 2007 annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Mellon Investor Services as indicated above. Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Expenses of Soliciting Proxies
     We will bear the cost of soliciting proxies for the meeting. Solicitation may be made by mail, personal interview, telephone or other electronic means by our officers and employees, who will receive no additional compensation for soliciting proxies. We have retained the firm of Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies. Georgeson will receive a fee of approximately $8,500, plus out-of-pocket expenses, for its services. Georgeson will also receive a fee of $5 for each telephone call it makes soliciting a proxy. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners.

STOCK OWNERSHIP
Management
     We encourage stock ownership by our directors, officers and employees to align their interests with your interests as stockholders. The following table shows the beneficial ownership of Centex common stock as of May 21, 2007, the record date for the annual meeting, by (a) each of our directors and nominees for election, (b) each of the named executive officers listed in the Summary Compensation Table for Fiscal Year 2007 on page 41 and (c) all our directors, nominees and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the owner has sole voting and investment power with respect to the shares.
Beneficial Ownership

		Amount and Nature of Beneficial Ownership (1) (#)
		Common
		Stock
		Beneficially
		Owned,
		Excluding	Stock		Restricted
		Options,	Options		Stock Units
		Restricted	Exercisable		Vested	Total
		Stock and	Within 60		Within	Common
		Restricted	Days of		60 Days of	Stock
		Stock	Record	Restricted	Record	Beneficially	Percent
Name	Position	Units (2)	Date (3)	Stock (4)	Date (5)	Owned (6)	of Class
Barbara T. Alexander	Director	36,590	54,947	4,911	—	96,448	*
David L. Barclay	President, Western	15,970	326,140	—	18,534	360,644	*
	Region, of Centex
	Homes (7) (11)
Leldon E. Echols	(8)	77,687	—	—	—	77,687	*
Juan L. Elek	Director	1,500	21,679	6,911	—	30,090	*
Timothy R. Eller	Chairman of the	354,274	2,551,069	88,971	68,510	3,062,824	2.5%
	Board, Chief
	Executive Officer
	and Director (9)
Ursula O. Fairbairn	Director	1,000	4,976	3,411	—	9,387	*
Thomas J. Falk	Director	5,500	11,276	4,911	—	21,687	*
Andrew J. Hannigan	(10) (11)	254,467	1,395,337	—	157,085	1,806,889	1.5%
Mark D. Kemp	Senior Vice	997	86,467	—	—	87,464	*
	President and
	Controller
Clint W. Murchison, III	Director	77,120	166,518	6,911	—	250,549	*
Frederic M. Poses	Director	1,500	21,599	6,911	—	30,010	*
James J. Postl	Director	—	9,236	4,911	—	14,147	*
David W. Quinn	Director	50,735	298,481	4,911	—	354,127	*
Matthew K. Rose	Director	—	—	2,095	—	2,095	*
Thomas M. Schoewe	Director	8,627	17,179	4,911	—	30,717	*
Catherine R. Smith	Executive Vice	—	—	33,008	—	33,008	*
	President and Chief
	Financial Officer
Robert S. Stewart	Senior Vice	46,666	321,313	12,901	—	380,880	*
	President - Strategy
	and Corporate
	Development
All directors, nominees and executive officers as a group (19 persons)		953,269	5,530,246	213,131	246,844	6,943,490	5.5%

*	Less than 1%

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, pursuant to which a person is deemed to have “beneficial ownership” of shares of Centex common stock for which such person has or shares the power to vote or dispose of such shares, or has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of Centex common stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or persons.

(2)	The amounts shown in this column include the following shares of Centex common stock: (a) shares held for the accounts of such individuals in the Centex Common Stock Fund under the Centex Corporation Profit Sharing and Retirement Plan, which we refer to as the Profit Sharing Plan, as follows: Mr. Barclay — 3,096 shares; Mr. Eller — 12,459 shares; and Mr. Hannigan - 18,235 shares; and all directors and executive officers as a group — 33,825 shares; and (b) shares held by certain family limited partnerships as to which such individuals have or share voting or investment power, as follows: Mr. Eller — 164,800 shares; Mr. Falk — 5,500 shares; Mr. Hannigan — 157,840; Mr. Murchison — 75,620 shares; and all directors and executive officers as a group — 403,760 shares.

(3)	The amounts shown in this column consist of shares of Centex common stock that may be acquired by such individuals pursuant to the exercise of stock options granted to them under our 1987 Stock Option Plan, 1998 Employee Non-Qualified Stock Option Plan, 2001 Stock Plan or 2003 Equity Incentive Plan and exercisable on May 21, 2007 or within 60 days thereafter. For Mr. Murchison, the number of stock options beneficially owned includes options for 117,544 shares held by his family limited partnership.

(4)	The amounts shown in this column consist of shares of restricted Centex common stock held by such individuals, which vest over time according to the schedule set forth in the restricted stock award. The restricted stock is subject to forfeiture and may not be sold or transferred during the vesting period. Holders of shares of restricted stock have the right to vote and receive dividends on the shares.

(5)	The amounts shown in this column consist of shares of Centex common stock that such individuals have the right to receive upon payout of restricted stock units held by them that were vested on May 21, 2007 or will vest within 60 days thereafter. The restricted stock units were awarded to Mr. Eller under our Long Term Incentive Plan, which we refer to as the LTIP, and were awarded to Mr. Hannigan and Mr. Barclay under our 2003 Equity Incentive Plan. The restricted stock units vest over time according to the schedule set forth in the restricted stock unit award agreement. The amount shown for the directors and executive officers as a group also includes 2,715 shares of Centex common stock that another executive officer has the right to receive upon payout of restricted stock units. Holders of stock units do not have the right to vote or receive dividends on the shares until vested units are converted into shares.

(6)	The amounts shown in this column consist of all common stock, options, restricted stock and restricted stock units beneficially owned by such individuals.

(7)	Mr. Barclay is the former co-president and co-chief operating officer of Centex Real Estate Corporation, the managing general partner of Centex Homes, our home building subsidiary, and had responsibility for the western region of Centex Homes. In April 2007, he was appointed president, western region of Centex Real Estate Corporation.

(8)	Mr. Echols is our former executive vice president and chief financial officer.

(9)	Mr. Eller also serves as president and chief operating officer of Centex.

(10)	Mr. Hannigan left the company on March 31, 2007. He served as co-president and co-chief operating officer of Centex Real Estate Corporation, the managing general partner of Centex Homes, our home building subsidiary, and had responsibility for the eastern region of Centex Homes.

(11)	When referring to Mr. Barclay’s and Mr. Hannigan’s titles, we use Centex Homes instead of Centex Real Estate Corporation.

Principal Stockholders
     The following table sets forth information regarding the only persons or entities we know of who beneficially own more than five percent of our common stock as of the date set forth in the applicable footnote.

	Common Stock Beneficially Owned
Name and Address	Number of Shares	Percent of Class (1)
Legg Mason Capital Management, Inc.; Legg Mason Value Trust, Inc.; and LMM LLC (collectively “Legg Mason,” filing as a group) (2) 100 Light Street Baltimore, MD 21202	16,719,042	13.91%
Hotchkis and Wiley Capital Management, LLC (3) 725 S. Figueroa St., 39th Floor Los Angeles, CA 90017	12,258,900	10.20%
Neuberger Berman Inc. and Neuberger Berman, LLC (4) 605 Third Ave. New York, NY 10158	6,432,048	5.35%
Oppenheimer Capital LLC (5) 1345 Avenue of the Americas, 49th Floor New York, NY 10105	6,170,610	5.13%

(1)	Represents the number of shares beneficially owned as of the date specified for each person or entity divided by the number of shares of Centex common stock issued and outstanding on the record date, May 21, 2007.

(2)	Based solely on information contained in a Schedule 13G/A filed by Legg Mason with the SEC on February 15, 2007 with respect to shares of Centex common stock beneficially owned as of December 31, 2006. The Schedule 13G/A discloses that the reporting entities, taken as a whole, have both shared voting power and shared dispositive power over 16,719,042 shares.

(3)	Based solely on information contained in a Schedule 13G/A filed by Hotchkis and Wiley Capital Management, LLC with the SEC on February 14, 2007 with respect to shares of Centex common stock beneficially owned as of December 31, 2006. The Schedule 13G/A discloses that the reporting entity has sole voting power over 7,660,100 shares, shared voting power over no shares, sole dispositive power over 12,258,900 shares, and shared dispositive power over no shares.

(4)	Based solely on information contained in a Schedule 13G/A filed by Neuberger Berman Inc. and Neuberger Berman, LLC with the SEC on February 13, 2007 with respect to shares of Centex common stock beneficially owned as of December 31, 2006. The Schedule 13G/A discloses that the reporting entities have sole voting power over 2,390,943 shares, shared voting power over 2,813,916 shares, sole dispositive power over no shares, and shared dispositive power over 6,432,048 shares. Neuberger Berman, LLC and Neuberger Berman Management Inc. are deemed to be beneficial owners of 2,813,916 shares since they both have shared power to make decisions whether to retain or dispose and vote the securities. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as a sub-advisor and investment manager, respectively, of various Neuberger mutual funds that hold such shares in the ordinary course of their business and not with the purpose nor the effect of changing or influencing the control of the issuer.

(5)	Based solely on information contained in a Schedule 13G filed by Oppenheimer Capital LLC with the SEC on February 9, 2007 with respect to shares of Centex common stock beneficially owned as of December 31, 2006. The Schedule 13G discloses that the reporting entity has sole voting power over 1,434,391 shares, shared voting power and shared dispositive power over no shares, and sole dispositive power over 6,170,610 shares.

ELECTION OF DIRECTORS AND RELATED MATTERS
     Our board of directors currently consists of eleven members, and is divided into three classes. The directors in each class hold office for staggered terms of three years each. Each class of directors is to consist, as nearly as possible, of one-third of the total number of directors constituting the board. There are presently three directors in the class whose term expires at the upcoming annual meeting of stockholders, four directors in the class whose term expires at the 2008 annual meeting of stockholders, and four directors in the class whose term expires at the 2009 annual meeting. Each director holds office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.
     At the upcoming annual meeting, you will be asked to consider for election as directors Clint W. Murchison, III, Frederic M. Poses and David W. Quinn, each to hold office for a term ending at the 2010 annual meeting of stockholders. Additional information concerning the nominees is included on page 9.
     Each of these persons has been nominated for service as a director by the corporate governance and nominating committee of our board after consideration of the criteria described under “How the Director Nomination Process Works at Centex” on page 19. Unless other instructions are indicated on a proxy, shares represented by all valid proxies received at or before the annual meeting will be voted for the election of the three nominees for director or, if any of the nominees becomes unavailable (which we do not anticipate), for such substitute nominees as our board designates. A plurality of votes cast at the annual meeting, in person or by proxy, is required to elect the nominees. Our board recommends that you vote FOR the election of the nominees.
     The nominees and directors have furnished to us the respective biographical information appearing on pages 9 - 12.
Director Independence
     The NYSE requires listed companies to have a majority of independent directors. Each year the board affirmatively determines whether a director has any material relationship with us that could impact his or her independence. Last year, the board adopted categorical standards to assist it in making these independence determinations. Those standards are contained in our corporate governance guidelines, which are set forth on Annex 1 and are also available on our web site at www.centex.com in the Investors area (Governance subsection), and conform to, or are more exacting than, the independence requirements of the Securities Exchange Act of 1934, the rules adopted by the SEC and the corporate governance and other listing standards of the NYSE.
     The categorical standards provide that any director who satisfies all of the following criteria and otherwise has no material relationship with us shall be determined to be an independent director:
     (a) the director is not, and in the past three years has not been, an employee of ours;
     (b) an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of ours;
     (c) (i) neither the director nor a member of the director’s immediate family is a current partner of our outside auditing firm; (ii) the director is not a current employee of our outside auditing firm; (iii) no member of the director’s immediate family is a current employee of our outside auditing firm participating in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; and (iv) neither the director nor a member of the director’s immediate family was within the past three years (but is no longer) a partner or employee of our outside auditing firm and personally worked on our audit within that time;
     (d) neither the director nor a member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of ours served on the compensation committee of another company at the same time the director or the director’s immediate family member served as an executive officer of that company;

     (e) neither the director nor a member of the director’s immediate family has received, during any 12-month period in the past three years, any direct compensation payments from us in excess of $100,000, other than compensation for board service, compensation received by the director’s immediate family member for service as a non-executive employee of ours, and pension or other forms of deferred compensation for prior service;
     (f) the director is not a current executive officer or employee, and no member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from us, or during any of the last three fiscal years has made payments to or received payments from us, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;
     (g) the director is not an executive officer of a non-profit organization to which we make or in the past three fiscal years have made, payments (including contributions) that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues;
     (h) the director is not, and during the last fiscal year has not been, a partner in, or a controlling shareholder or executive officer of, a business corporation, non-profit organization, or other entity to which we were indebted at the end of our last full fiscal year in an aggregate amount in excess of 2% of our total consolidated assets at the end of such fiscal year;
     (i) the director is not, and during the last fiscal year has not been, a member of, or of counsel to, a law firm that we have retained during the last fiscal year or propose to retain during the current fiscal year; and
     (j) the director is not, and during the last fiscal year has not been, a partner or executive officer of any investment banking firm that has performed services for us, other than as a participating underwriter in a syndicate, during the last fiscal year or that we propose to have perform services during the current fiscal year.
     The board may determine that a director or nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (g) through (j) above as long as the board determines that such person is independent of management and free from any relationship that in the judgment of the board would interfere with such person’s independent judgment as a member of the board and the basis for such determination is disclosed in our annual proxy statement.
     Our board has reviewed information regarding each director and his or her relationships, if any, with us. Based on its review, our board has determined that ten members of the board have relationships that qualify as categorically immaterial under the standards described above. The other director, Timothy R. Eller, our present chief executive officer, has relationships that currently do not qualify as categorically immaterial. Therefore, our board of directors has determined, upon the recommendation of the corporate governance and nominating committee, that all members of the board (including the nominees for election), other than Mr. Eller, are “independent.”
     In determining that our directors are independent, the governance committee and the board considered (a) for Mr. Quinn, the terms of the agreement terminating his consulting agreement described under “Employment and Severance Agreements” on page 38; and (b) for all the directors, one or more of the following transactions or relationships: (i) transactions between Centex and the director’s employer or between Centex and independent distributors for the purchase of products of the director’s employer, (ii) transactions between Centex and the employer of a family member of the director, (iii) transactions between Centex and another company of which the director serves as a director, and (iv) charitable contributions by Centex to an organization in which a director is involved, all of which occurred in the ordinary course of our business.

Proposal No. 1 — Nominees for Election as Directors — Term expiring in 2010

Clint W. Murchison, III Private Investments Age 60 Director since February 1979	Mr. Murchison is chairman of Tecon Corporation, which is engaged in private real estate development and other investment activities. He is also chairman of Bankers Trust Company of Texas, a private trust company. He is chairman of the investment committee of RPM Metropolitan Fund, which invests in private partnerships across a broad range of asset classes. Mr. Murchison is a trustee of the Boys & Girls Clubs of America.

Frederic M. Poses Chairman and Chief Executive Officer Of American Standard Companies Inc. Age 64 Director since July 2001	Mr. Poses has been chairman and chief executive officer of American Standard Companies Inc. since January 2000 and has served as a director of that company since October 1999. Before that time, beginning in 1998, he was president and chief operating officer of Allied Signal, Inc., where he had spent his entire 30-year business career, starting as a financial analyst in 1969 and serving in various other capacities, including president of the Engineered Materials business beginning in 1988. He was a director of Allied Signal, Inc. from 1997 until October 1999. Mr. Poses also serves as a director of Raytheon Company.

David W. Quinn Retired as Vice Chairman of Centex Age 65 Director since July 1989	Mr. Quinn retired as vice chairman of our board and an employee of Centex on March 31, 2002. Mr. Quinn was elected vice chairman of the board in May 1996 and was our chief financial officer from February 1987 until June 1997 and from October 1997 through May 2000. Mr. Quinn served as executive vice president of Centex from February 1987 until his election as vice chairman of the board. Mr. Quinn is also a director of Eagle Materials Inc.

Recommendation of the Board
     Our board unanimously recommends a vote FOR the election of these three nominees as directors.

Continuing Directors — Term expiring in 2009

Ursula O. Fairbairn President and Chief Executive Officer of Fairbairn Group LLC Age 64 Director since July 2005	Ms. Fairbairn is president and chief executive officer of Fairbairn Group LLC (a human resources and executive management consulting company), a position she has held since April 2005. She served as executive vice president, human resources and quality of American Express Company (a diversified global travel and financial services company), a position she held from December 1996 until her retirement in April 2005. Ms. Fairbairn also serves as a director of Air Products and Chemicals, Inc., Sunoco, Inc., V.F. Corporation and Circuit City Stores, Inc.

Thomas J. Falk Chairman of the Board and Chief Executive Officer of Kimberly-Clark Corporation Age 48 Director since May 2003	Mr. Falk is chairman of the board and chief executive officer of Kimberly-Clark Corporation, having been elected chairman in 2003 and chief executive officer in 2002. Mr. Falk served as president of Kimberly-Clark from 1999 until his election as chairman in 2003, and served as chief operating officer of that company from 1999 until his election as chief executive officer in 2002. Mr. Falk previously had been elected group president-global tissue, pulp and paper of Kimberly-Clark in 1998, where he was responsible for Kimberly-Clark’s global tissue businesses. Earlier in his career, Mr. Falk had responsibility for Kimberly-Clark’s North American infant care, child care and wet wipes businesses. Mr. Falk joined Kimberly-Clark in 1983 and has held other senior management positions in that company. Mr. Falk also serves on the boards of directors of the University of Wisconsin Foundation and the Grocery Manufacturers of America, and as a governor of the Boys & Girls Clubs of America.

Matthew K. Rose Chairman, President and Chief Executive Officer of Burlington Northern Santa Fe Corporation Age 48 Director since July 2006	Mr. Rose is chairman, president and chief executive officer of Burlington Northern Santa Fe Corporation, positions he has held since March 2002. Previously, Mr. Rose held the following positions at Burlington Northern or its predecessors: president and chief executive officer (December 2000 to March 2002); president and chief operating officer (June 1999 to December 2000); and senior vice president and chief operations officer (August 1997 to June 1999). Mr. Rose also serves as a director of AMR Corporation.

Thomas M. Schoewe Executive Vice President and Chief Financial Officer of Wal-Mart Stores, Inc. Age 54 Director since October 2001	Mr. Schoewe is the executive vice president and chief financial officer of Wal-Mart Stores, Inc., where he has served since January 2000. Prior to joining Wal-Mart Stores, Mr. Schoewe spent 14 years at Black and Decker Corp., most recently as senior vice president and chief financial officer. Previously, he had a 12-year career with Beatrice Companies, where he was chief financial officer and controller of Beatrice Consumer Durables, Inc. A native of the Chicago area, Mr. Schoewe is a graduate of Loyola University of Chicago, where he earned a BBA degree in finance. He also attended the University of Chicago’s executive MBA program and is a member of the Financial Executives Institute.

Continuing Directors — Term expiring in 2008

Barbara T. Alexander Independent Consultant Age 58 Director since July 1999	From October 1999 until January 2004, Ms. Alexander served as a senior advisor of UBS Securities and its predecessors, which we refer to as UBS. Before that time, beginning in January 1992, she served as a managing director of UBS, where she managed the Construction and Furnishings Group (North America) in the corporate finance department. Prior to joining UBS, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is past chairman of the board of the Joint Center for Housing Studies at Harvard University and is currently a member of that board’s executive committee and an executive fellow of the Joint Center for Housing Studies at Harvard University. Ms. Alexander also serves as a director of Harrah’s Entertainment, Inc., Federal Home Loan Mortgage Corporation (Freddie Mac), QUALCOMM Incorporated and HomeAid America.

Juan L. Elek Founder and Co-chairman of Elek, Moreno Valle y Asociados Age 63 Director since February 1995	Mr. Elek is founder and co-chairman of the Mexican investment-banking firm of Elek, Moreno Valle y Asociados, where he has served since 1984. From 1978 through 1984, Mr. Elek held various positions with Banamex Financial Group, including adjoining managing director and head of international banking. Mr. Elek is currently a member of the board of trustees of Southern Methodist University.

Timothy R. Eller Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer Age 58 Director since July 2002	Mr. Eller joined Centex Homes’ Illinois operations in 1973 and was named project manager for the Illinois division in 1975. He became vice president of the Minnesota division in 1977 and the division’s president in 1981. He was named an executive vice president of Centex Real Estate Corporation, the managing partner of Centex Homes, in 1985 and elected as that company’s president and chief operating officer in January 1990. In July 1991, he was named president and chief executive officer and assumed the position of chairman in April 1998, serving through April 2003, and beginning again in April 2006. In August 1998, Mr. Eller also was named executive vice president of Centex Corporation, serving until April 2002 when he became Centex’s president and chief operating officer. He assumed the additional roles of chairman and chief executive officer of Centex in April 2004.

James J. Postl Retired as President and Chief Executive Officer of Pennzoil-Quaker State Company Age 61 Director since July 2004	Mr. Postl retired as president and chief executive officer of Pennzoil-Quaker State Company, following its acquisition by Shell Products U.S. in October 2002. He joined Pennzoil in October 1998, prior to the formation of Pennzoil-Quaker State Company. He was named president and chief operating officer and was elected to the board of directors when the new company was formed in December 1998. In May 2000, he was named president and chief executive officer. Prior to joining Pennzoil-Quaker, he served as president of Nabisco Biscuit Company from 1996 and was president and chief executive officer of Nabisco International from 1994 to 1996. Prior to joining Nabisco, Mr. Postl held a variety of management positions with PepsiCo, Inc. over a 19-year period. Mr. Postl serves as a director of Cooper Industries, Ltd., American Balanced Fund, Inc. and Northwest Airlines Corporation. He is also active in the community, as the past chairman of the board of the Houston Division of the American Heart Association, and serves on the state board of the American Heart Association. Additionally, he serves on the Council of Overseers for the Jesse H. Jones Graduate School of Management at Rice University, and on the boards of the Houston Area Women’s Center, the Society for the Performing Arts, Memorial Hermann Hospital System and United Way of the Texas Gulf Coast. He was the 2005-2006 Chair for the United Way Campaign and the Hurricane Relief Fund.

Board and Committee Membership
     Our business, property and affairs are managed under the direction of our board of directors. Members of our board are kept informed of our business through discussions with our chairman and chief executive officer and other officers, by reviewing materials provided to them periodically, by visiting our offices and by participating in meetings of the board and its committees.
     In accordance with our corporate governance guidelines, all board members are expected to attend our annual meeting of stockholders and our board and committee meetings, unless an emergency prevents them from doing so. At our 2006 annual meeting, all directors who were serving at the time and all nominees for election were present, except for Mr. Rose who had planned to be out of the country before he was nominated to the board.
     During fiscal year 2007, the board of directors had four standing committees. Those committees consisted of an audit committee, a corporate governance and nominating committee, which we sometimes refer to as the governance committee, a compensation and management development committee, which we sometimes refer to as the compensation committee, and an executive committee. The board held six meetings during fiscal year 2007. Each of our incumbent directors attended at least 75 percent of the regularly scheduled meetings of the board and board committees on which they served in fiscal year 2007.
     The table below provides current membership information for each of the board committees and meeting information for the committees during fiscal year 2007.

Board Membership and Meeting Information

Name	Audit		Compensation		Governance		Executive
Ms. Alexander					X
Mr. Elek					X	*
Mr. Eller							X	*
Ms. Fairbairn			X
Mr. Falk	X	*
Mr. Murchison	X
Mr. Poses**					X		X
Mr. Postl	X
Mr. Quinn							X
Mr. Rose			X
Mr. Schoewe			X	*
* Chair ** Lead Director
Number of Meetings	8		9		5		4

Board Committees
     Brief descriptions of the committees of the board and their principal functions are set forth below. The descriptions below are qualified in their entirety by the full text of the charters of the committees. These charters were adopted by our board and current copies are available on our web site at www.centex.com in the Investors area (Governance subsection), or in print upon request to our secretary at the address listed under “Form 10-K” on page 64. The board has determined that each member of the audit committee, the governance committee and the compensation committee is independent in accordance with the standards of director independence established under our corporate governance guidelines.
     In addition, the board has determined that two of the members of the audit committee — Mr. Falk and Mr. Postl — are “audit committee financial experts,” as that term is defined in applicable SEC rules, and all of the members of the audit committee have “accounting or related financial management expertise” in satisfaction of the applicable audit committee requirements of the NYSE listing standards. However, the members of the audit committee are not auditors or accountants for the company, do not perform field work and are not employees of the company. The SEC’s safe harbor provision relating to audit committee financial experts states that a person designated or identified as an audit committee financial expert will not be deemed an “expert” for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as amended. In addition, that designation or identification does not impose on such persons any duties, obligations or liability that are greater than that imposed on such persons as a member of the audit committee and board of directors in the absence of such designation or identification and does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.
Audit Committee
     According to its charter, the audit committee assists the board in its general oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications, independence, and performance, and (4) the performance of our internal audit function.
     The following are certain key responsibilities of the committee:
•	selection, appointment, compensation, evaluation, retention and oversight of the work of any independent auditors engaged to prepare or issue an audit report or related work or perform other audit, review or attest services for us, including pre-approval of all audit engagement fees and all non-audit services;

•	establishment of procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	discussion of our annual audited financial statements and quarterly financial statements and other significant financial disclosures (including press releases and financial information and earnings guidance provided to analysts and rating agencies) with management and our independent auditors;

•	discussion of policies with respect to risk assessment and risk management;

•	preparation of the report required to be included in our annual proxy statement regarding review of financial statements and auditor independence (the report for fiscal year 2007 is included under “Audit Committee Report” on page 62); and

•	review and reassessment at least annually of the adequacy of the committee’s charter and recommendation of appropriate changes to the board.
     At least once each quarter, the committee meets separately with the independent auditors and with members of our internal audit staff, outside the presence of our management or other employees, to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.
Compensation Committee
     According to its charter, the compensation committee assists the board in:
•	review of the compensation philosophy of the company and the corporate goals and objectives relevant to compensation, including whether the compensation programs are reasonably related to corporate performance and are achieving their intended purpose;

•	administration of the compensation plans that we adopt, including stock plans, a supplemental executive retirement plan and short-term and long-term incentive compensation plans for members of our senior management and senior management of our principal subsidiaries, and grant of all awards under our equity-based compensation plans;

•	review of succession planning for our senior management and that of our principal subsidiaries;

•	approval, review and oversight of our benefit plans;

•	preparation of the report required to be included in our annual proxy statement regarding review of compensation disclosures (the report for fiscal year 2007 is included under “Compensation and Management Development Committee Report” on page 39);

•	oversight of the performance and compensation of our chief executive officer and the other members of senior management; and

•	review and reassessment at least annually of the adequacy of the committee’s charter and recommendation of appropriate changes to the board.
     The committee has retained an independent executive compensation consultant, Michael Halloran of Mercer Human Resource Consulting, to assist it. In addition to its meetings during fiscal year 2007, the compensation committee took action by written consent on four occasions.
Governance Committee
     According to its charter, the governance committee provides advice and counsel to the board and management regarding, and oversight of, our governance, including the selection and compensation of directors and the board’s practices and effectiveness. Our director nomination process is described under “How the Director Nomination Process Works at Centex” on page 19.
     The following are certain key responsibilities of the committee:
•	identification and evaluation of individuals qualified to become members of the board, including recommendation of annual director nominees and nominees to fill any board vacancies, and determination of the independence of directors;

•	oversight of the annual process of the evaluation of the board, board committees and individual directors;

•	development and recommendation to the board of appropriate governance guidelines and review of all proposed amendments to our articles of incorporation and by-laws;
•	oversight of our positions and policies with respect to significant stockholder relations issues, including proposals submitted by stockholders;

•	review and oversight of director compensation and director and officer stock ownership guidelines; and

•	review and reassessment at least annually of the adequacy of the committee’s charter and recommendation of appropriate changes to the board.
Executive Committee
     The board of directors has designated three directors to constitute an executive committee. In accordance with our by-laws and the resolutions creating the executive committee, the executive committee may exercise the powers of the board in the management of our business and affairs, except for matters restricted under Nevada law and the power or authority to (1) fill vacancies on the board or the executive committee, or (2) amend our by-laws. In addition to its meetings during fiscal year 2007, the executive committee took action by written consent on 16 occasions.
Board Compensation
     Board compensation is determined prior to the beginning of each board year. A board year starts on the day of the company’s annual meeting of stockholders and continues through the day of the following year’s annual meeting.
For the 2007 Board Year
     Non-employee directors receive compensation for their services valued at an aggregate of $300,000, which was paid as follows:
•	Cash. Directors receive one-third of their compensation in cash, which is paid monthly.

•	Stock Options. Directors receive one-third of their compensation in stock options. The exercise price of the options is equal to the fair market value of Centex common stock on the date of grant (as defined in the applicable equity plan). The number of shares covered by the options is determined by valuing the options on the date of grant using the Black-

Scholes method. Options are fully exercisable beginning on the date of grant, and have a seven-year term. Options are granted at the end of the board year in July, as of the date of the annual meeting or, if later, the third business day after expiration of a quarterly securities trading blackout.

•	Restricted Stock. Directors receive one-third of their compensation in restricted stock. The grant is valued at $100,000, based on the fair market value of Centex common stock on the date of grant. Restricted stock vests in full on the date of grant but is subject to restrictions until the third anniversary of the date of grant, and can be forfeited if the director leaves the board, or engages in or acquires certain interests in a business that competes with us. However, the restrictions terminate immediately if the director’s service on the board terminates because of the director’s death or disability, or if the director retires at age 70 or older, or with the board’s consent. Restricted stock is granted at the beginning of the board year in July, as of the date of the annual meeting or, if later, the third business day after expiration of a quarterly securities trading blackout.

•	Other. Directors do not receive meeting fees for attending board or committee meetings, but are reimbursed for their reasonable expenses to attend meetings.
Directors also receive compensation under existing plans in which they are entitled to participate, including group medical insurance, retiree medical benefits and travel benefits.
     Committee chairs receive additional compensation, which is paid monthly. The chair of the audit committee receives $25,000 per year, and the chairs of the governance committee and the compensation committee each receive $20,000 per year.
     The lead director receives additional compensation of $35,000 per year, which is paid monthly.
     Employee directors are not compensated for board service.
     The following table sets forth information concerning the compensation for fiscal year 2007 awarded to or earned by the individuals, other than Mr. Eller, who served as directors of the company during fiscal year 2007. Mr. Eller, the company’s chairman of the board and chief executive officer, is not included in the table because he is an employee of the company and receives no compensation for his services as a director. The compensation received by Mr. Eller as an employee of the company is shown in the Summary Compensation Table for Fiscal Year 2007 on page 41.

Non-Employee Director Compensation for Fiscal Year 2007

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
					Plan	Compen-	All Other
	Fees		Stock	Option	Compen-	sation	Compen-
	Earned or		Awards	Awards	sation	Earnings	sation
Name	Paid in Cash ($)		($)(1)(2)(3)	($)(4)(5)(6)	($)(7)	($)(8)	($)(9)(10)	Total ($)
Barbara T. Alexander	100,000		85,023	75,000	—	—	762	260,785
Dan W. Cook III (11)	33,333		107,272	—	—	—	253	140,858
Juan L. Elek	118,333	(12)	85,023	75,000	—	—	1,082	279,438
Ursula O. Fairbairn	100,000		58,352	75,000	—	—	462	233,814
Thomas J. Falk	125,000	(13)	85,023	75,000	—	—	762	285,785
Clint W. Murchison, III	100,000		85,023	75,000	—	—	842	260,865
Frederic M. Poses	131,667	(14)	85,023	75,000	—	—	1,082	292,772
James J. Postl	100,000		79,327	75,000	—	—	702	255,029
David W. Quinn	100,000		85,023	75,000	641,136	75,853	762	901,921
Matthew K. Rose	66,667		25,009	75,000	—	—	251	166,927
Thomas M. Schoewe	118,333	(15)	85,023	75,000	—	—	762	279,118

(1)	Represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with FAS 123R of restricted stock awards, and thus includes amounts for awards granted in and/or prior to fiscal year 2007. Assumptions used in the calculation of these amounts are included in footnote (K) to the company’s audited financial statements for fiscal year 2007 included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(2)	Each director, other than Mr. Cook, received a grant of restricted stock in fiscal year 2007. The grant was made in July 2006 at the beginning of the board year. The grant date fair value of the award computed in accordance with FAS 123R was approximately $100,000.

(3)	The directors held the following amounts of restricted Centex common stock at March 31, 2007: Ms. Alexander — 4,911 shares; Mr. Cook — 0 shares; Mr. Elek — 6,911 shares; Ms. Fairbairn - 3,411 shares; Mr. Falk — 4,911 shares; Mr. Murchison — 6,911 shares; Mr. Poses — 6,911 shares; Mr. Postl — 4,911 shares; Mr. Quinn — 4,911 shares; Mr. Rose — 2,095 shares; and Mr. Schoewe - 4,911 shares. We provide complete beneficial ownership information of Centex stock for each of our directors in the Beneficial Ownership table on page 4.

(4)	The annual stock option grants to the non-employee directors are made in July for service on the board during the immediately preceding 12-month period. The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with FAS 123R of stock option awards. This dollar amount represents the expense for the period July 1, 2006 to March 31, 2007 of the stock options to be granted in July 2007 as compensation for service on the board for the period July 2006 to July 2007.

(5)	Each director, other than Mr. Rose, received a stock option grant in fiscal year 2007. The grant was made in July 2006 at the end of the board year. The grant date fair value of the award computed in accordance with FAS 123R was approximately $100,000.

(6)	The directors held stock options for the following amounts of Centex common stock at March 31, 2007: Ms. Alexander — 54,947 shares; Mr. Cook — 128,824 shares; Mr. Elek — 21,679 shares; Ms. Fairbairn — 4,976 shares; Mr. Falk — 11,276 shares; Mr. Murchison — 166,518 shares (which include options for 117,544 shares held by his family limited partnership); Mr. Poses — 21,599 shares; Mr. Postl — 9,236 shares; Mr. Quinn — 298,481 shares; Mr. Rose — 0 shares; and Mr. Schoewe — 17,179 shares. We provide complete beneficial ownership information of Centex stock for each of our directors in the Beneficial Ownership table on page 4.

(7)	For Mr. Quinn, represents interest earned on deferred compensation owed to him relating to his prior employment with the company. All such remaining deferred compensation was paid to Mr. Quinn in March 2007.

(8)	For Mr. Quinn, represents interest earned on deferred compensation in excess of 120% of the applicable long-term rate. This amount is included in the amount described in footnote (7).

(9)	Represents cash dividends received by the directors in fiscal year 2007 on their Centex restricted stock.

(10)	Perquisites and other personal benefits are not disclosed for the directors because the aggregate incremental cost to the company of the perquisites and benefits for each of the directors is less than $10,000. The company used the same methodology for determining incremental cost as it did for the calculation of perquisites for the named executive officers in the Summary Compensation Table for Fiscal Year 2007 on page 41.

(11)	Mr. Cook retired from the board in July 2006.

(12)	Includes fees for chairing the governance committee.

(13)	Includes fees for chairing the audit committee.

(14)	Includes fees for serving as lead director.

(15)	Includes fees for chairing the compensation committee.

For the 2008 Board Year
     Non-employee directors, the lead director and committee chairs will receive in 2008 the same compensation for their services as in 2007. Employee directors will not be compensated for board service.
What Corporate Governance Means at Centex
     We believe that good corporate governance is an important aspect of our long-term business success. Reflecting its commitment to continuous improvement, our board reviews our governance practices on an ongoing basis to ensure that these practices promote stockholder value. Highlights of what corporate governance means at Centex appear below. For more information, please refer to our web site at www.centex.com in the Investors area (Governance subsection).
     A majority of independent directors. Independent judgment is the cornerstone of an effective board. Independent directors must always comprise a majority of our board. Independent at Centex means not only that a director satisfies the independence requirements of the Securities Exchange Act of 1934, the rules adopted by the SEC and the corporate governance and other listing standards of the NYSE, but also that the director meets the categorical independence standards adopted by our board and contained in our corporate guidelines to assist it in making independence determinations.
     The board has also adopted a related person transactions policy, which the governance committee uses to determine if a particular business relationship impacts, or has the potential to impact, a director’s independence.
     In May 2007, the board affirmatively determined that all of our current board members are independent, except for Mr. Eller, who is a Centex employee.
     Our independent directors (currently, all directors except Mr. Eller) meet immediately after all board meetings without Mr. Eller or other management present. Our audit, compensation and governance committees are each comprised entirely of independent directors. There are no interlocking directorships, and none of our independent directors receives any consulting, advisory or any other non-director compensatory fees from Centex.
     A director resignation policy. Our directors have agreed to tender a resignation from the board in two situations. First, if a director has a material change in his or her personal circumstances — like a change in job responsibilities — that director must tender a resignation for the board to consider, upon the recommendation of the governance committee.
     The board also added a director resignation policy to our corporate governance guidelines last year. If a director nominee in an uncontested election of directors receives more “withheld” votes in the election than “for” votes, that director must tender a resignation for the board to consider, upon the recommendation of the governance committee. You can review the company’s director resignation policy in its entirety by reading the company’s corporate governance guidelines, which are set forth in Annex 1.
     An independent lead director. Frederic M. Poses, the chairman and chief executive officer of American Standard Companies Inc., is our lead director. He makes recommendations to the board regarding the structure of meetings and matters for the board to consider, and sets each board meeting agenda with Mr. Eller. He also determines appropriate materials to be provided to our directors, serves as an independent point of contact for stockholders wishing to communicate with the board, assigns tasks to the appropriate committees, and, with the approval of the governance committee, oversees the annual evaluation of the board, its members and its committees. He also presides at all executive sessions of the independent directors and, along with Messrs. Eller and Quinn, is a member of the executive committee of the board.
     Directors and executive officers that are Centex stockholders. Non-employee directors receive a portion of their annual fee in the form of restricted Centex common stock and options to purchase shares of Centex common stock. The board has adopted stock ownership guidelines for non-employee directors. The guidelines provide for a minimum share ownership target of five times the cash portion of the director’s annual compensation, with a five-year phase in.
     The board has also adopted stock ownership guidelines for our senior executives. The guidelines provide for minimum share ownership targets ranging from shares having a market value of one and one-half times the base salary of a senior vice president to five times the base salary of the chief executive officer. Currently, each of Messrs. Eller, Barclay and Stewart has met the guidelines.
     For more information on stock ownership of our directors and executive officers, please see the Beneficial Ownership table on page 4 and the description under “Board Compensation” on page 15.
     An engaged board that acts in your best interests. Our board strives to consider stockholder interests consistently in decisions that may have a significant impact on stockholders. To ensure full participation, our directors are expected to be present at the annual meeting of stockholders, each board meeting and all of their assigned committee meetings, except in unusual or unexpected circumstances. Directors are expected to be fully prepared and to review the materials distributed before board and committee meetings. All directors can place items on the board agenda.
     The board has adopted a governance guideline limiting the number of boards on which a Centex director may serve. The guideline provides that a Centex director should not serve on more than four other public company boards, or, if the director is the chief executive officer of a public company, then he or she should not serve on more than two other public company boards.
     In addition, no member of our audit committee may serve as a member of the audit committee of more than two other public companies. If a member of our audit committee serves as a member of the audit committee of another public company, the member must deliver a written statement to our board and the audit committee on an annual basis. The statement must describe the time commitment required for such member to serve on the audit committee of the other public company and any expected changes in such time commitment during the next year.
     Emphasis on business integrity. Our audit, compensation and governance committees all have committee charters. Our board has adopted a set of corporate governance guidelines and updates them regularly. The board supports “The Centex Way: A Guide to Decision-Making on Business Conduct Issues,” our code of business conduct. “The Centex Way” promotes the highest ethical standards in all business dealings by our employees and satisfies the SEC’s requirements for a code of ethics for our executive officers. Each of these documents is available on our web site at www.centex.com in the Investors area (Governance subsection), or you may request a copy from our secretary at the address listed under “Form 10-K” on page 64.
How the Director Nomination Process Works at Centex
     When a vacancy occurs on the board, or when the board decides to increase the number of directors, the governance committee will identify potential candidates to fill the vacancy or newly created directorship. The committee (1) assesses whether we need another director, (2) identifies the current and future needs of the board to ensure that a new director will deliver maximum value to us and our stockholders, and (3) prepares a goal profile of the skill set and desired attributes of a preferred director candidate.
     The governance committee evaluates potential nominees it has identified, potential nominees suggested by stockholders and nominees for continued service as a director according to the same criteria, which are as follows:
     General. Decisions for nominating a candidate are based on our business and corporate governance needs. A director candidate is evaluated on the basis of merit, qualifications, performance and competence.
     Board composition. The committee considers the composition of the entire board when evaluating individual directors, including the diversity of experience and background represented by the board; the need for financial, business, academic, public or other expertise on the board and its committees; and the desire for directors working cooperatively to represent the best interests of Centex, its stockholders and employees, and not any particular constituency.
     Age. No person may stand for election as a director if he or she is 70 years of age or older.
     Independence. A majority of our board must be comprised of independent directors as described under “What Corporate Governance Means at Centex” on page 18. The audit, compensation and governance committees must be comprised entirely of independent directors.
     Character and integrity. We seek a director with the highest personal and professional character and integrity who has an outstanding record of accomplishment in diverse fields of endeavor, and who has obtained leadership positions in his or her chosen business or profession. A candidate should have demonstrated exceptional ability and judgment, and have substantial experience of relevance to Centex.
     Availability. A candidate must be willing and able to devote the necessary time to discharge his or her duties as a director, and should have the desire to represent and evaluate the interests of Centex as a whole. Except for compliance with our guideline limiting the number of boards on which a director may serve as described under “What Corporate Governance Means at Centex” on page 18, there is no fixed limit on the number of other boards on which a director may serve, but board memberships are considered along with other time commitments a prospective director may have and the effect this may have on his or her ability to serve effectively on our board.
     Conflicts. A candidate must be free of conflicts of interest that would interfere with his or her ability to discharge the duties of a director, or would violate any applicable law or regulation.
     Other. A candidate must also meet any other criteria as determined by the governance committee, which may vary from time to time.
     Once a candidate is identified, background information on the candidate is distributed to members of the governance committee, which evaluates the recommended candidate. Unless eliminated by the screening, the committee reports the candidate’s name to the board and requests comments from the other directors.
     The committee does not solicit director nominations. If it is actively considering adding a new director, or preparing to recommend a slate of existing directors for re-election, the board will consider recommendations sent by stockholders to our secretary that set forth:
(1)	the name and address of the stockholder who intends to make the nomination and of the person to be nominated;

(2)	a representation that the stockholder is a record holder of Centex stock entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to nominate the person specified;

(3)	a description of all arrangements or understandings between the stockholder and the nominee and other persons (naming such persons) pursuant to which the nomination is to be made by the stockholder;

(4)	any other information regarding the nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the board; and

(5)	the consent of the nominee to serve as a director of Centex if so elected.
     The committee did not receive any recommendations for a director nominee from any stockholder for inclusion in this year’s proxy statement.
Communicating With Our Board
     You can communicate with any member of our board of directors by sending the communication to Centex Corporation, Post Office Box 199000, Dallas, Texas 75219-9000, to the attention of the director or directors of your choice (e.g., “Attention: Lead Director” or “Attention: All Independent Directors,” etc.).
     We relay these communications addressed in this manner as appropriate. Communications addressed to the attention of “The Board of Directors” are forwarded to our lead director for review and further handling.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Compensation Governance
     The compensation committee is comprised of directors Schoewe (Chair), Fairbairn and Rose, each of whom is independent under the NYSE listing standards and Section 162(m) of the Internal Revenue Code, and a “non-employee director” under Rule 16b-3 under the Securities Exchange Act.
     The committee authorizes all awards under Centex’s equity-based compensation plans and operates under a written charter adopted by the board. The committee has authority to hire outside advisors, and it has engaged Mercer Human Resource Consulting to advise it on the compensation of Centex’s executives. This consultant reports directly to the committee.
     The committee is responsible for approving compensation awarded to all executive officers of Centex, including the executive officers named in the Summary Compensation Table for Fiscal Year 2007 on page 41, whom we refer to as the named executive officers. The duties of the committee are summarized under “Board Committees” on page 13 and are more fully described in the committee’s charter available on our web site at www.centex.com in the Investors area (Governance subsection).
Compensation Philosophy
     Purpose. Centex’s executive compensation and benefits programs are designed to create stockholder value by attracting, motivating and retaining highly effective senior executives. The committee believes that the skill and effort of these executives are crucial to sustained long-term company performance and to the achievement of Centex’s strategic objectives. The company continues to seek and hire the best talent and has been recognized by a variety of sources for doing so. Centex is consistently ranked among the most admired companies in the home building industry, earning the number one ranking in five of the past eight years, according to Fortune magazine. The company’s training and development programs have also been recognized by leading industry trade publications.
     Elements of compensation. To attract and retain highly effective executives and to motivate them to create stockholder value, we offer the following principal categories of compensation:
•	Base Salary – We pay base salary because it provides a basic level of compensation and is necessary to recruit and retain executives. An important aspect of base salary is the committee’s ability to use annual base salary adjustments to (i) reflect an individual’s performance or changed responsibilities, (ii) maintain competitive overall levels of base pay and (iii) maintain an appropriate balance of fixed pay versus at-risk pay in the company’s compensation programs.

•	Short-Term Incentives – We provide annual cash incentive opportunities as a short-term incentive to drive achievement of company, business unit or individual performance goals in a particular fiscal year.

•	Long-Term Incentives – Long-term incentives – which, for fiscal year 2007, were in the form of stock options, restricted stock, restricted stock units and deferred cash – are part of a competitive program that aligns executive and stockholders’ interests, promotes executive retention and rewards senior management for superior company performance over time.

•	General Benefits — We offer a variety of plans and arrangements under which employees receive health and welfare benefits and are entitled to make savings plan contributions and receive profit sharing contributions. These benefits, many of which are offered on the same terms to a broad range of employees, are designed to attract, retain and reward employees by providing an overall benefit package similar to those provided by comparable companies.

•	Severance and Change in Control Benefits – Severance and change in control benefits are offered to certain senior executives as part of a competitive pay program to enhance the company’s ability to attract and retain executives.
     Process. The committee generally reviews and makes determinations regarding base salary, short-term incentives and long-term incentives on an annual basis in accordance with a pre-determined process. For example, in recent years, the committee has typically established performance goals and targets for short-term incentives and long-term incentives in the first quarter of the applicable fiscal year and has approved grants of such incentives after the end of the fiscal year based on achievement of the pre-established goals. For fiscal year 2007, the committee also made discretionary grants of long-term incentives to certain executives after the end of the fiscal year. The committee typically evaluates and revises other benefits, such as those provided under plans and arrangements available to a broad range of employees, on a less frequent basis. A detailed description of the process followed by the committee in setting compensation for fiscal year 2007 is presented below.
     Principles. The committee makes decisions relating to executive compensation that reflect its pay-for-performance philosophy, as well as practical considerations relating to the need to attract and retain high quality executives. The principles used for setting executive pay for fiscal year 2007 are briefly described under “Compensation-Setting Decisions for Fiscal Year 2007” below. We refined these principles as part of the process for establishing our fiscal year 2008 executive pay program, and they are described under “Executive Compensation for Fiscal Year 2008” on page 30.
Compensation-Setting Decisions for Fiscal Year 2007
     The discussion below relates to the following named executive officers: Mr. Eller, Mr. Stewart, Mr. Barclay and Mr. Hannigan. We discuss the compensation of the other named executive officers (namely, Ms. Smith, Mr. Kemp and Mr. Echols) under “Compensation of Other Named Executive Officers for Fiscal Year 2007” on page 28. We discuss the compensation of these other named executive officers separately because the process of setting their compensation was affected by changes in their status or responsibilities during the fiscal year.
     Principles
     The committee designed executive pay for fiscal year 2007 according to the following principles:
•	salary and benefits should be competitive with the market, with base salaries targeted at the 50th percentile of the range of base salaries for similar positions;

•	incentive awards should be performance-based and at risk at the beginning of the fiscal year; that is, award potentials should rise or fall with company and individual performance;

•	performance-based incentive compensation, both short-term and long-term, should be tied to measures of business performance (metrics) that create long-term stockholder value;

•	a significant portion of incentive compensation should be in the form of long-term incentive compensation that aligns the interests of executives with those of the stockholders, and incentive compensation for senior executives should be weighted more towards long-term and equity-based incentives than for other employees;

•	long-term incentive compensation should vest over a period of time to enhance retention; and

•	an adjustment should be made to a component of long-term incentive compensation for the company’s relative performance against peer companies.
     Process
     For fiscal year 2007, the compensation-setting process for Mr. Eller, Mr. Stewart, Mr. Barclay and Mr. Hannigan involved the following steps:
•	At the beginning of the fiscal year: (1) setting overall company or business unit performance goals for the year; and (2) setting individual compensation potentials for the year.

•	After the end of the fiscal year: (3) measuring actual performance and comparing it to individual compensation potentials to determine individual compensation under the performance plan, which resulted in no calculated incentive compensation for Mr. Eller and Mr. Stewart and some incentive compensation for Mr. Barclay and Mr. Hannigan; (4) adjusting downward a component of the long-term incentive compensation of Mr. Hannigan to take into account relative peer performance; and (5) awarding discretionary long-term, equity-based incentive compensation to Mr. Eller, Mr. Stewart and Mr. Barclay in addition to the amounts (if any) calculated for them under the applicable performance metrics for the reasons described under “Discretionary awards” on page 25.

•	Also, in connection with Mr. Hannigan’s departure from the company on March 31, 2007, (6) adjusting Mr. Hannigan’s incentive compensation to pay him a reduced amount of the incentive compensation in a lump sum in cash, in accordance with Mr. Hannigan’s separation agreement with the company.
     These steps are described in more detail below.
     Benchmarking. In setting base salary and incentive compensation potentials for our senior executives for fiscal year 2007, we used three benchmarking groups. One group consisted of the 12 largest publicly-owned homebuilding companies. The companies in this group were: Beazer, D. R. Horton, Hovnanian, KB Home, Lennar, MDC, Meritage, NVR, Pulte, Ryland, Standard Pacific and Toll Brothers. We used this group to benchmark base salary and incentive compensation potentials for Mr. Eller, Mr. Barclay and Mr. Hannigan. We refer to this group as the homebuilding peer group.
     We used a subset of this group (Beazer, D. R. Horton, Hovnanian, KB Home, Lennar, MDC, Pulte and Ryland) to benchmark the company’s performance goals and for the adjustment of long-term incentive compensation for relative peer performance described under “Peer adjustment” on page 25. We used total revenue and similarity to the company’s business model as the primary criteria in selecting the companies in this group. These eight companies, along with Centex, generated the highest total revenue of all publicly-owned U.S. homebuilders during the period of time being compared. We refer to this group as the homebuilding peer subgroup.
     We used data from leading executive compensation surveys on industrial companies with revenues from $10 billion to $20 billion, revenues that are generally comparable with those of Centex, to benchmark base salary and incentive compensation potentials for senior executives other than Mr. Eller, Mr. Barclay and Mr. Hannigan. We refer to this benchmarking group as the general industry benchmarking group.
     We believe these are appropriate groups against which to evaluate our executive compensation because they consist of organizations against whom we compete for executive talent. We review benchmarking groups annually, and we revise them as appropriate so that they continue to represent organizations with which we compete for executive talent in the marketplace. Benchmarking our compensation programs helps us assess whether the compensation we pay is reasonable and competitive in the marketplace.
     Setting performance goals. Early in the fiscal year, the committee, working with senior management and the committee’s compensation consultant, reviewed the company’s projected performance for the current fiscal year. The committee also compared the company’s projected performance for the fiscal year to the anticipated performance of the homebuilding peer subgroup for a comparable period of time, drawing on publicly available earnings per share guidance for the comparison. Then the committee set performance goals, which are the ranges of performance standards (also called metrics) for which the executives would be paid incentive compensation.
     The committee met again in June 2006 to consider changing the performance goals in view of the more challenging operating environment for homebuilders that first became evident in the spring and early summer of 2006. The committee reviewed information that predicted weaker performance for the company and the homebuilding peer subgroup compared with the performance anticipated earlier in the fiscal year. The committee noted that incentive compensation for Centex Corporation executives for fiscal year 2007 could be zero or close to zero at certain of the now lower projected company performance levels, even if the company’s performance was strong relative to the homebuilding peer subgroup. As a result, in June 2006 the committee revised the performance goals for the Centex Corporation executives by widening the range of potential company performance outcomes for which the executives would be paid incentive compensation. After the revision the Centex Corporation executives had the potential to earn incentive compensation greater than zero at certain of the now lower projected company performance levels, subject, however, to the company meeting a minimum net earnings requirement for the fiscal year. The Centex Homes performance goals were not changed because the ranges of potential performance outcomes were still relevant.
     Two separate sets of metrics that impact the executives were used in fiscal year 2007: metrics for executives of Centex Corporation, which we refer to as the Centex Metrics, and metrics for executives of Centex Homes, which we refer to as the Centex Homes Metrics. Centex Homes is our largest subsidiary. The Centex Homes Metrics were different than the Centex Metrics for two reasons. First, Centex Corporation over the years has had lines of business besides home building and its metrics reflect principles common across the company. Second, Centex Homes uses performance metrics that are tailored to its business and that apply to all senior managers in the business, including Mr. Barclay and Mr. Hannigan.
     Mr. Eller and Mr. Stewart were subject to the Centex Metrics. Mr. Barclay and Mr. Hannigan were subject to the Centex Homes Metrics. These metrics are described under “Metrics” on page 26.
     Setting individual compensation potentials. As it set performance goals, the committee also set individual compensation potential, by performance metric, for each executive. The financial reward for each metric varied by individual executive according to relevant factors, such as competitive pay information for that position in the homebuilding peer group or general industry benchmarking group. For each of the performance metrics there was a formula that established a payout range based on the extent to which the performance metric was achieved. This is described in more detail under “Metrics” on page 26.
     The executives’ incentive compensation potentials were established under (a) the Centex Corporation 2003 Annual Incentive Compensation Plan, a stockholder-approved plan that provides for annual performance-based incentive compensation awards, and (b) the Centex Corporation 2003 Equity Incentive Plan, a stockholder-approved plan that provides for grants of stock options and other equity awards, or the Centex Corporation 2001 Stock Plan, a stockholder-approved plan that provides for grants of stock options.
     Balance of short-term and long-term compensation. Total incentive compensation for all salaried employees generally has a pre-determined allocation between short-term awards (cash bonus) and long-term awards based on the “tier” assigned to the employee. For fiscal year 2007, tiers were assigned based in part on the individual’s job description, strategic focus and job level, ranging from individuals with long-term strategic leadership (i.e., CEO, CFO and certain other senior management leaders), who would receive a higher proportion of total incentive compensation in long-term awards, to individuals with substantially less strategic roles, who would receive 100% of their incentive compensation in a cash bonus.
     Consistent with prior fiscal years, the company determined that long-term awards for fiscal year 2007 would be made in one or more of the following forms: stock options, restricted stock, restricted stock units and deferred cash. The mix of long-term awards changes from the higher employee “tiers” in which there is more equity and less deferred cash, to the lower “tiers” in which there is less equity and more deferred cash. The company uses deferred cash as a component of long-term incentive compensation, rather than another equity-based award, to minimize potential stockholder dilution.

     Mr. Eller, Mr. Stewart, Mr. Barclay and Mr. Hannigan were assigned to the highest tier. This meant that the total amount of their incentive compensation would be allocated 50% to cash payable shortly after the end of the fiscal year in which it was earned, and 50% to long-term awards, except that, for Mr. Eller and Mr. Stewart, if return on average stockholders’ equity for the fiscal year was less than 17%, the committee would not be bound by this pre-determined allocation. For all the executives, the long-term awards would normally be divided into: stock options (50%); restricted stock or restricted stock units (20%); and deferred cash (30%).
     Peer adjustment. At the beginning of the fiscal year, the committee also approved a procedure to adjust a component of long-term incentive compensation for relative peer performance. Under this objective procedure, the deferred cash component of fiscal year 2007 long-term incentive compensation for the executives would be adjusted by a maximum of 50% (upward or downward) based on the company’s earnings per share growth for fiscal year 2007 compared with earnings per share growth of the homebuilding peer subgroup for a comparable period of time.
     Measuring performance and establishing awards. After the end of the fiscal year, the committee reviewed actual performance against the performance goals established at the beginning of the fiscal year and determined the total incentive compensation award for the executive under the performance plan. For Mr. Eller and Mr. Stewart, the total incentive compensation award as calculated under the Centex Metrics was zero. Mr. Barclay and Mr. Hannigan each earned an incentive compensation award under the Centex Homes Metrics. A downward adjustment was made to the deferred cash component of Mr. Hannigan’s long-term incentive compensation to take into account the company’s relative competitive performance. The adjustment resulted in a reduction of 37.5% in Mr. Hannigan’s deferred cash compensation. Also, Mr. Hannigan’s incentive compensation was adjusted in accordance with his separation agreement with the company. This is described in more detail under “Incentive Compensation” on page 27.
     Discretionary awards. Mr. Eller, Ms. Smith (whose compensation is discussed under “Compensation of Other Named Executive Officers for Fiscal Year 2007” on page 28), Mr. Stewart and Mr. Barclay earned little or no short-term or long-term incentives for fiscal year 2007 under the performance metrics established for the fiscal year pursuant to the company’s fiscal 2007 performance plan. Based on the company’s fiscal year 2007 operating results, the committee did not believe that cash bonus exceptions should be made for these executives.
     The committee does not believe, however, that awards of long-term incentive compensation should be driven solely by the company’s annual performance. Instead, the committee believes strongly that it is in the company’s best interests to continue to provide long-term equity incentives to these senior executives in order to add retention value, strengthen stockholder alignment and recognize individual efforts in what proved to be an exceptionally challenging year for homebuilding companies. For these reasons, after the end of fiscal year 2007, the committee awarded discretionary long-term equity incentive compensation for fiscal year 2007 to Mr. Eller, Ms. Smith, Mr. Stewart and Mr. Barclay in addition to the amounts (if any) calculated for them under the applicable performance metrics. The value of the awards, which were made as equity awards as described below, were as follows:

Name	Amount ($)
Timothy R. Eller	1,500,000
Catherine R. Smith	750,000
David L. Barclay	750,000
Robert S. Stewart	500,000
     In making the awards, the committee considered recommendations made by senior management regarding potential award amounts for certain of the executives. The committee also received input from the committee’s consultant regarding incentive compensation paid to senior management by other companies in the homebuilding peer group for their most recently completed fiscal year. The committee believes the amounts of the discretionary awards are reasonable and not excessive. For Mr. Eller, Mr. Barclay and Mr. Stewart, the amounts are substantially lower than the incentive compensation they received from the company in fiscal year 2006. Ms. Smith was not employed by the company in fiscal year 2006.
     The discretionary award for Mr. Eller consisted entirely of stock options, and for each of Ms. Smith, Mr. Stewart and Mr. Barclay consisted of stock options (50%) and restricted stock or restricted stock units (50%). The awards vest at the rate of 33 1/3% per year on each of the second, third and fourth anniversaries of the March 31, 2007 fiscal year end date (compared with the company’s fiscal year 2006 practice of three-year ratable vesting) to enhance the retention value of the awards. The awards were made under our 2003 Equity Incentive Plan or 2001 Stock Plan. The awards are described in more detail for Mr. Eller, Mr. Stewart and Mr. Barclay under “Incentive Compensation” on page 27 and for Ms. Smith under “Compensation of Other Named Executive Officers for Fiscal Year 2007” on page 28.
     This marks a change in grant practice for the company. In the past, long-term incentives have been awarded based on the company’s annual operating performance; going forward, the company plans to award long-term incentives based on an annual review of competitive market values and an assessment of the executive’s performance and long-term potential with the company. For a discussion of the company’s fiscal year 2008 executive compensation strategy and executive incentive compensation program, see “Executive Compensation for Fiscal Year 2008” on page 30.
     Management and consultant involvement. Senior management furnishes the committee with projections of company performance and other information throughout the compensation-setting process. Senior management also makes recommendations to the committee regarding compensation plan design, including metrics, performance goals and incentive compensation potentials.
     The committee’s compensation consultant attends all committee meetings. The consultant provides input on pay philosophy, pay levels, incentive pay mix and compensation plan design, provides information on executive compensation trends and provides competitive pay benchmarking information. The consultant also conducts education sessions on executive compensation for committee members.
     Tally sheets. After the end of the fiscal year, management prepared tally sheets that set forth all components of Mr. Eller’s, Mr. Stewart’s and Mr. Barclay’s fiscal year 2007 compensation. These components included salary, bonus and long-term incentive compensation. The tally sheets also contained information with respect to the executives regarding realized and unrealized gains on stock options and the value of other forms of vested and unvested incentive compensation, the cost to the company of all perquisites and other personal benefits, payout obligations under the company’s non-qualified deferred compensation plan and supplemental executive retirement plan and potential payouts under severance and change in control scenarios. The tally sheets were reviewed by the committee in approving the executives’ fiscal year 2007 incentive compensation.
     Metrics
     Centex Metrics. For fiscal year 2007, Centex executives Eller and Stewart were subject to the Centex Metrics. Four company performance requirements were established for total incentive compensation:
•	net earnings from continuing operations, which we refer to as the threshold metric;

•	net earnings growth, year-over-year, from continuing operations;

•	pre-tax margin improvement, year-over-year, from continuing operations; and

•	return on average stockholders’ equity.
     Net earnings from continuing operations for fiscal year 2007 had to be at least $500 million for there to be any incentive compensation potential for the executives. If this threshold metric was achieved, the full incentive compensation potential was divided between the net earnings growth and pre-tax margin improvement metrics, with a heavier weighting on net earnings growth. For the net earnings growth performance requirement, the metric chosen was the percentage change (positive or negative) in earnings. The metrics were placed on a sliding scale, which related each stated percentage change in earnings (whether positive or negative) to a fixed incentive compensation potential. The committee used a similar approach for pre-tax margin improvement.
     If the net earnings threshold metric was achieved, the return on average stockholders’ equity metric determined the allocation of the executives’ total incentive compensation between cash bonus and long-term awards.
     In setting the targets for the company’s net earnings growth and pre-tax margin improvement metrics, the committee considered the company’s projected performance for the fiscal year, the range of anticipated performance of the homebuilding peer subgroup and the general condition of the homebuilding industry. The related target fixed incentive compensation potentials were set based on the range of competitive pay information for similar positions at the companies in the homebuilding peer group or general industry benchmarking group. See the Grants of Plan-Based Awards in Fiscal Year 2007 table on page 45 for the target fixed incentive compensation potentials.
     Centex Homes Metrics. Mr. Barclay and Mr. Hannigan, the co-presidents and co-chief operating officers of Centex Homes during fiscal year 2007, were the only named executive officers subject to the Centex Homes Metrics. Mr. Barclay’s total incentive compensation was based on a percentage of the operating income of Centex Homes and a percentage of the operating income of Centex Homes (West) (the western half of the United States for which he had responsibility), according to a formula driven by the Centex Homes Metrics. Mr. Hannigan’s total incentive compensation was calculated in the same manner, except that his percentages were applied to the operating income of Centex Homes (East) (the eastern half of the United States for which he had responsibility). Each metric affected the incentive compensation in two ways: by its relative weighting, and by the company’s or the region’s performance against pre-established goals.
     For fiscal year 2007, the Centex Homes Metrics for incentive compensation were:
•	total revenue;

•	homebuilding operating margin;

•	customer satisfaction (determined by J.D. Power survey results); and
•	net asset turnover (total revenue divided by average net assets).
     Net asset turnover was weighted more heavily than the other metrics. Each metric applied separately to Centex Homes, Centex Homes (West) and Centex Homes (East). Each metric had certain minimum hurdles and a benchmark-driven performance scale associated with it, with progressively higher incentive compensation potential for the higher tiers in the scale. Each metric yielded a weighted multiplication factor. The sum of the four weighted factors was multiplied by a measure of operating income to calculate the award.
     The committee set the targets for each metric and the related target fixed incentive compensation potentials based on the same factors as described above for the Centex Metrics targets. See the Grants of Plan-Based Awards in Fiscal Year 2007 table on page 45 for the target fixed incentive compensation potentials.
     Incentive Compensation
     Centex Corporation executives. Under the Centex Metrics, the company’s net earnings from continuing operations for fiscal year 2007 had to be at least $500 million for there to be any incentive compensation potential for Mr. Eller and Mr. Stewart. Centex reported a loss from continuing operations for fiscal year 2007 of $12 million, after the write-off of lot option deposits and pre-acquisition costs of $360 million and land impairments of $448 million (including the company’s portion of joint venture write-offs and impairments). As a result, neither Mr. Eller nor Mr. Stewart earned any incentive compensation for fiscal year 2007 under the Centex Metrics.
     As noted above, the committee, pursuant to its discretionary authority, awarded Mr. Eller and Mr. Stewart long-term incentive compensation for fiscal year 2007. For Mr. Eller, the discretionary award of long-term incentive compensation was valued at $1,500,000, comprised of 90,307 stock options. For Mr. Stewart, the discretionary award was valued at $500,000, comprised of 15,051 stock options and 5,490 shares of restricted stock. For this purpose, the options were valued using the Black-Scholes valuation method and the restricted stock was valued based on the closing sale price of Centex common stock on the NYSE on the date of grant. The options and restricted stock vest at the rate of 33 1/3% per year on each of the second, third and fourth anniversaries of the March 31, 2007 fiscal year end date. The options have a seven-year term.
     Neither Mr. Eller nor Mr. Stewart received any short-term incentive compensation for fiscal year 2007. Mr. Eller’s total long-term incentive compensation for fiscal year 2007 valued at $1,500,000 was 86% less than his total long-term incentive compensation for fiscal year 2006. Mr. Stewart’s total long-term incentive compensation for fiscal year 2007 valued at $500,000 was 67% less than his total long-term incentive compensation for fiscal year 2006.
     Centex Homes executives. Mr. Barclay and Mr. Hannigan each earned incentive compensation for fiscal year 2007 under the Centex Homes Metrics. These amounts were calculated in accordance with the performance plan, and were reviewed and approved by the committee.
     The short-term (cash bonus) portion of Mr. Barclay’s total incentive compensation under the Centex Homes Metrics was $19,794. Mr. Barclay also earned a nominal amount of long-term incentive compensation under the Centex Homes Metrics ($17,567), but the committee instead awarded him the discretionary long-term incentives described below.
     The committee, pursuant to its discretionary authority, awarded Mr. Barclay long-term incentive compensation for fiscal year 2007 valued at $750,000. The committee awarded this long-term incentive compensation in the form of 22,576 stock options and 8,236 restricted stock units. For this purpose, the options were valued using the Black-Scholes valuation method and the restricted stock units were valued based on the closing sale price of Centex common stock on the NYSE on the date of grant.
     The options and restricted stock units awarded to Mr. Barclay vest at the rate of 33 1/3% per year on each of the second, third and fourth anniversaries of the March 31, 2007 fiscal year end date. The options have a seven-year term. The restricted stock units represent the right to receive on the payout date specified in the award a number of shares of Centex common stock equal to the number of units awarded, subject to the vesting requirements.
     Mr. Barclay’s short-term incentive compensation for fiscal year 2007 was 99% less than his short-term incentive compensation for fiscal year 2006. His total long-term incentive compensation for fiscal year 2007 valued at $750,000 was 80% less than his total long-term incentive compensation for fiscal year 2006.
     In connection with Mr. Hannigan’s departure from the company on March 31, 2007, the company and Mr. Hannigan entered into a separation agreement, which provided that Mr. Hannigan would receive the total incentive compensation earned by him for fiscal year 2007 under the Centex Homes Metrics in the form of a reduced cash bonus. Pursuant to the agreement, Mr. Hannigan received a cash bonus of $400,503, paid to him in May 2007. The cash bonus was equal to (a) 100% of the short-term (cash) portion of the total incentive compensation earned by Mr. Hannigan under the Centex Homes Metrics plus (b) 50% of the value (after the downward adjustment of the deferred cash for relative peer performance) of the portion of his long-term incentive compensation that would otherwise have been paid to him in restricted stock units and deferred cash under the Centex Homes Metrics. Mr. Hannigan received no cash payment for the value of the portion of his long-term incentive compensation that would otherwise have been paid to him in stock options. Mr. Hannigan’s cash bonus was equal to approximately 60% of the total incentive compensation earned by him for fiscal year 2007 under the Centex Homes Metrics, and was 98% less than his total incentive compensation for fiscal year 2006.
Compensation of Other Named Executive Officers for Fiscal Year 2007
     Catherine R. Smith, our executive vice president and chief financial officer, joined Centex on October 16, 2006. When she joined the company, she received the following compensation package approved by the committee:
•	a base salary at an annual rate of $500,000;

•	starting equity awards of (a) 24,722 shares of restricted stock (with an aggregate grant date value of $1.3 million, based on the closing sale price of the common stock as reported on the NYSE on the date of grant) and (b) an option to purchase 58,717 shares of common stock (with an aggregate grant date value of $1.3 million, based on the Black-Scholes valuation method), in each case vesting at the rate of 20% per year on each of the first five anniversaries of her start date;

•	a $500,000 cash award, payable in two equal installments on November 1, 2006 and April 1, 2007, each of which must be repaid if Ms. Smith leaves employment with the company within the four-year period after receiving the award;

•	a $300,000 starting bonus, which must be repaid if Ms. Smith leaves employment with the company on or prior to October 16, 2008;

•	the right to participate in the company’s incentive compensation plan for fiscal year 2007, based on the Centex Metrics, in the same manner as Mr. Eller and Mr. Stewart, except that the company guaranteed to Ms. Smith that her short-term incentive compensation under the plan for fiscal year 2007 would not be less than 100% of her targeted short-term incentive compensation for the fiscal year ($625,000), prorated for the number of days she was employed in the fiscal year;

•	immediate eligibility under the company’s executive severance policy (without regard to the policy’s 12-month service requirement); and

•	guaranteed short-term incentive compensation for fiscal year 2008 of not less than 75% of her targeted short-term incentive compensation for that fiscal year.
     Because the company reported a loss from continuing operations for fiscal year 2007, Ms. Smith, like Mr. Eller and Mr. Stewart, did not earn any incentive compensation for fiscal year 2007 under the Centex Metrics. Ms. Smith did receive a cash bonus of $285,595 for fiscal year 2007, representing her guaranteed prorated short-term incentive compensation.
     In addition, after the end of the fiscal year, the committee, pursuant to its discretionary authority, and for the reasons described under “Discretionary awards” on page 25, awarded Ms. Smith long-term incentive compensation for fiscal year 2007 valued at $750,000, comprised of 22,576 stock options and 8,236 shares of restricted stock. For this purpose, the options and restricted stock were valued in the same manner as described above for the discretionary long-term incentive awards made to Mr. Eller, Mr. Stewart and Mr. Barclay. The options and restricted stock vest at the rate of 33 1/3% per year on each of the second, third and fourth anniversaries of the March 31, 2007 fiscal year end date. The options have a seven-year term.
     Mark D. Kemp, our senior vice president and controller, was also our interim chief financial officer from June 2, 2006 to October 16, 2006, when Ms. Smith joined the company. Mr. Kemp’s incentive compensation for fiscal year 2007 was approved by the committee after the end of the fiscal year pursuant to its discretionary authority. In approving Mr. Kemp’s incentive compensation, the committee considered incentive compensation data for similar positions (senior vice president and controller) at companies in the general industry benchmarking group and Mr. Kemp’s dual roles for part of the fiscal year. The short-term (cash bonus) portion of Mr. Kemp’s total incentive compensation was $250,000, and the total value of his long-term incentive compensation award was $361,000, comprised of 4,871 stock options, 2,378 restricted stock units and (after a downward adjustment for relative peer performance) $134,717 of deferred cash. The deferred cash component was adjusted downward for relative peer performance in the same manner as described above for Mr. Hannigan.
     Mr. Kemp’s long-term incentive compensation awards vest at the rate of 33 1/3% per year on each of the first three anniversaries of the March 31, 2007 fiscal year end date. The options have a seven-year term. The restricted stock units represent the right to receive on the payout date specified in the award a number of shares of Centex common stock equal to the number of units awarded, subject to the vesting requirements.
     In June 2006, Mr. Kemp also received an option to purchase 35,000 shares of common stock (with an aggregate grant date value of $628,600, based on the Black-Scholes valuation method) in connection with his appointment as interim chief financial officer. This option has a seven-year term and vests at the rate of 33 1/3% per year on each of the first three anniversaries of the date of grant.
     After the end of the fiscal year, management prepared tally sheets for Ms. Smith and Mr. Kemp similar to those prepared for Mr. Eller, Mr. Stewart and Mr. Barclay. These tally sheets were reviewed by the committee in approving Ms. Smith’s and Mr. Kemp’s fiscal year 2007 incentive compensation.
     Leldon E. Echols, our former chief financial officer, left the company in June 2006. His compensation for the first three months of fiscal year 2007 is described under “Employment and Severance Agreements” on page 38.
CEO Compensation for Fiscal Year 2007
     The committee regards compensation of the chief executive officer to be among its most important responsibilities. The chief executive officer should be both motivated and properly rewarded by the company’s incentive compensation programs. We provide incentives for the chief executive officer to lead the business in a direction that will maximize stockholder value over the long-term, not just the next year. We reward the chief executive officer for performance consistent with the business plan and with the board’s expectations.
     Mr. Eller, the chief executive officer of Centex, has no employment agreement with the company. He participated with other executive officers under a performance plan subject to the Centex Metrics. Because the company reported a loss from continuing operations for fiscal year 2007, none of the executive officers participating in the performance plan, including Mr. Eller, earned any short-term or long-term incentive compensation for fiscal year 2007 under the Centex Metrics. The company reported a loss from continuing operations for fiscal year 2007 of $12 million, after the write-off of lot option deposits and pre-acquisition costs of $360 million and land impairments of $448 million (including the company’s portion of joint venture write-offs and impairments).
     As described under “Incentive Compensation” on page 27, after the end of the fiscal year, the committee, pursuant to its discretionary authority, and for the reasons described under “Discretionary awards” on page 25, awarded Mr. Eller long-term incentive compensation for fiscal year 2007 valued at $1,500,000, comprised of 90,307 stock options.
     Mr. Eller received no short-term incentive compensation for fiscal year 2007. Mr. Eller’s total long-term incentive compensation for fiscal year 2007 valued at $1,500,000 was 86% less than his total long-term incentive compensation for fiscal year 2006. His total incentive compensation for fiscal year 2007 was 93% less than his total incentive compensation for fiscal year 2006.
     Mr. Eller received an annual base salary of $920,000 in fiscal year 2007. His salary was below the 25th percentile of the range of the 2006 base salaries of the chief executive officers in the homebuilding peer group. The committee did not change Mr. Eller’s annual base salary for fiscal year 2008. The committee’s consultant confirmed that his salary remains below the 25th percentile of the range of estimated 2007 base salaries of the chief executive officers in the homebuilding peer group.
Executive Compensation for Fiscal Year 2008
     Principles
     The company’s executive compensation strategy and principles for fiscal year 2008 are described below. Although more numerous and more detailed than our fiscal year 2007 principles, they are consistent in approach.
•	Benchmarking – We compare ourselves to both industry-specific peers and general industry peers for compensation and benefits benchmarking purposes.
▪	Operations positions are benchmarked primarily against industry-specific practices, with consideration given to general industry practices.

▪	Key staff and functional positions are benchmarked primarily against general industry practices, with consideration given to industry-specific practices.

•	Competitive Pay Targets – Pay levels are targeted at the median of the relevant industry-specific or general industry peer group (market median) for expected (market median) levels of performance, with the opportunity for pay to significantly exceed the market median when performance warrants.

•	Performance Target Setting – Performance will be measured against both absolute performance standards and relative to our peers. Absolute performance standards will be determined taking into account expected levels of competitive performance. Resulting payouts will then reflect actual results delivered to stockholders while recognizing differentiated performance against our peers.

•	Performance Metrics – Short-term incentive compensation will be based on short-term financial and operational metrics that ultimately drive long-term stockholder value. A performance award may provide for discretion to reflect key individual performance criteria that can be observed but not necessarily measured. Long-term performance metrics will be stock-based or longer-term (three or more years) measures of financial and operational performance that drive long-term stockholder value.

•	Level of Organizational Performance – All executives will have a portion of their incentive compensation focused on overall company performance, mainly through long-term incentives. Each executive’s short-term incentive compensation will primarily reflect the executive’s own business unit’s results, except that a portion of his or her short-term incentive will reflect higher level organizational objectives. This structure is designed to foster local leadership while recognizing the executive’s role in optimizing overall company performance.

•	Mix of Pay – The amount of at-risk compensation will reflect each position’s degree of impact on business results. The amount of long-term compensation versus short-term compensation will reflect the degree of each position’s long-term strategic impact.
•	Welfare Benefits – Welfare benefit plans are managed to centrally leverage buying power and economies of scale across our businesses.

•	Cost Efficiency – We will review the design and administration of our compensation and benefits programs periodically to ensure that they are delivered in the most cost effective way.

•	Simplicity – Programs will be designed to be as clear and intuitive as possible to ensure that participants clearly understand the linkages between their performance and the corresponding rewards.
     The committee attempts to make compensation decisions consistent with the foregoing objectives and considerations. The committee does not expect to take into account an individual’s net worth or the aggregate wealth accumulated or realizable by the individual from past compensation grants in making these decisions.
     The committee believes it should be willing to make discretionary awards of short-term and long-term incentive compensation to executives when it is appropriate to do so. Such awards may be needed to attract or retain key executives or recognize outstanding performance.
     Program
     In May 2007, the committee approved performance-based formulas for determining the amounts of short-term incentive compensation (cash bonus) to be paid to Mr. Eller, Ms. Smith, Mr. Stewart and Mr. Barclay for fiscal year 2008. Performance goals for fiscal year 2008 short-term incentive compensation for these executives relate to overall company operating income and asset turnover for the fiscal year. In addition, a portion of Mr. Barclay’s short-term incentive compensation is based on performance goals relating to fiscal year 2008 operating margin, customer satisfaction and asset turnover of the company’s homebuilding operations. In May 2008, after determining whether the performance goals have been satisfied, the committee will have the discretion to reduce the cash bonus amounts calculated using the performance formulas based on certain individual development goals for the executives, the competitive performance of the company and other factors. Any cash bonuses will be paid in the first quarter of fiscal year 2009.
     The committee also approved ranges of potential long-term incentive awards to be made to these executives in May 2008. In a departure from prior years, for these potential awards, the company will use a combination of (a) discretionary awards based on an evaluation by the committee of company and individual performance in fiscal year 2008 and (b) awards linked to objective performance goals for the company over a three-year period ending on March 31, 2011. In addition, the potential long-term incentive awards will be based on different performance goals than used for fiscal year 2008 short-term incentive compensation. Approximately one-half of the potential amount, referred to above as the discretionary awards, will be awarded in May 2008 in a form (and in an amount) to be determined by the committee based on its evaluation of company and individual performance during fiscal year 2008. The other half of the potential amount, referred to above as the awards linked to objective performance goals, will be awarded in May 2008 in the form of long-term performance unit awards, which we refer to as LTPU awards. The ultimate value of the LTPU awards will be determined based on the company’s relative performance against a peer group and other factors approved by the committee, and the company’s stock price at the end of the three-year performance period. The LTPU awards will be payable in cash at the end of the performance period depending on the achievement of the performance goals.
     In addition, to implement the company’s new long-term incentive compensation structure based in part on performance of the company over a three-year period, the committee also approved in May 2007 LTPU awards to the executives with target values of the following amounts:

Name	LTPU Award ($)
Timothy R. Eller	2,000,000
David L. Barclay	1,500,000
Catherine R. Smith	950,000
Robert S. Stewart	550,000
The dollar value of these LTPU awards were divided by the closing sale price of the company’s common stock on the NYSE on the grant date to determine the target number of LTPUs. The LTPUs have an approximately three-year cliff vesting period ending on March 31, 2010 and will be subject to adjustment upward (up to 200%) or downward (to zero) from the target number at the end of the three-year performance period based (a) one-half on the company’s earnings per share growth over the performance period compared to the homebuilding peer subgroup and (b) one-half on the company’s return on equity over the performance period compared to the homebuilding peer subgroup. The adjusted number of LTPUs will be multiplied by the closing sale price of the company’s common stock on the NYSE at the end of the performance period and the resulting value (if any) will be paid in cash. The LTPU awards were granted under our 2003 Equity Incentive Plan.
     The committee also approved increases of the base salaries for Ms. Smith, Mr. Stewart and Mr. Barclay, effective as of June 1, 2007, which ranged from 5% to 18%. The committee did not change Mr. Eller’s base salary for fiscal year 2008.
Limits on Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers at the end of any fiscal year. However, the regulation exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.
     The company’s policy is to establish and maintain compensation programs that recognize and reward performance which increases the value of the company, and, to the extent consistent with this policy, to seek to maintain the favorable tax treatment of such compensation. The company believes, however, that under certain circumstances, such as to attract or retain key executives or to recognize outstanding performance, it is in the best interests of the company and its stockholders to compensate certain executives in excess of deductible limits.
     The company designed its incentive compensation performance plan for fiscal year 2007 with the intent that any incentive compensation paid to named executive officers for the fiscal year under the Centex Metrics and the Centex Homes Metrics would be fully deductible. However, the discretionary grants of restricted stock and restricted stock units for fiscal year 2007 to Ms. Smith, Mr. Kemp, Mr. Stewart and Mr. Barclay do not qualify as exempt performance-based compensation under Section 162(m). Accordingly, the tax deductibility of the awards may be limited in future years when the award vests or is paid out. The committee concluded that the potential adverse tax impact of awarding the restricted stock and restricted stock units was not significant enough to limit the awards, which were made in large part to encourage the retention of the executives.
     The board and the committee believe they should be willing to award non-deductible compensation to the company’s executive officers when it is appropriate to do so.
Compensation Expense
     Effective April 1, 2003, Centex began expensing all newly-issued stock options under the fair value measurement provisions of Statement of Financial Accounting Standards No. 123, by which Centex will recognize compensation expense of a stock option award to an employee based on the fair value of the award on the grant date. Compensation expense of restricted stock and restricted stock unit awards to an employee is based on the stock price at grant date and deferred cash awards are based on the amount of the award. The compensation expense for stock options, restricted stock, restricted stock units and deferred cash is recognized over the vesting period.
     In December 2004, the FASB issued a revision to Statement of Financial Accounting Standards No. 123 entitled “Share-Based Payment” (which we refer to as FAS 123R). FAS 123R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. FAS 123R supersedes APB No. 25 and Statement of
Financial Accounting Standards No. 123 and is effective for annual periods beginning after June 15, 2005. Centex adopted FAS 123R as of January 1, 2006.
Section 409A
     Amounts that are deferred or become vested under our nonqualified deferred compensation programs after December 31, 2004 are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. The Internal Revenue Service recently issued final Section 409A regulations. We are reviewing the final regulations to determine whether we need to take any action, such as amending our compensation plans, to fully comply with Section 409A requirements.
Policy on Recoupment in Restatement Situations
     The company’s corporate governance guidelines include a policy for recoupment of an officer’s or employee’s incentive compensation in certain cases involving a restatement of the company’s financial results. If financial results of the company are restated due to fraud or intentional misconduct, the board or an appropriate committee of the board will review any incentive compensation paid or awarded to the officers or employees who may have been responsible for the fraud or intentional misconduct. The board or committee will, to the extent permitted by law, in all appropriate cases, require recoupment of any unearned amounts paid or awarded as incentive compensation to the officer or employee, if:
•	the board or committee concludes in good faith that the person engaged in fraud or intentional misconduct that caused or partially caused the need for the restatement;

•	the amount of the incentive compensation was calculated upon the achievement of certain financial results that were subsequently the subject of a restatement; and

•	the amount of the incentive compensation that would have been awarded to the person had the financial results been properly reported would have been lower than the amount actually awarded.
     The board will not seek to recover incentive compensation awarded more than three years prior to the date the applicable restatement is disclosed. For purposes of the policy, “incentive compensation” includes cash bonus, restricted stock, restricted stock units, stock options, deferred cash compensation and other long-term measures, and the proceeds from any exercise or sale of any of these, and, to the extent specified in any severance policy or severance agreement, cash severance benefits.
2003 Annual Incentive Compensation Plan
     The company’s 2003 Annual Incentive Compensation Plan is the principal plan under which the company makes performance-based incentive awards to executive officers. The plan is designed to retain selected executive officers of Centex and reward them for making significant contributions to the company’s success. These objectives are accomplished by making annual incentive awards under the plan, thereby providing participants with a financial interest in the company’s overall performance and growth.
     The committee selects the executive officers who will participate in the plan and establishes the terms and conditions of the participant’s award. An award is paid only if the specified performance goals set forth in the award have been achieved during the relevant fiscal year (or other period of time) by the participant, the company or a company business unit, subject to special change in control provisions described under “Change in Control Benefits” on page 39. The amount of the award is determined by reference to the formula contained in the award agreement, which will describe the performance goals and the percentage of the potential award to be paid depending on the level of performance achieved. Performance goals may include, among other metrics, operating income, operating margin, net income, net earnings per share, net earnings per share growth, return on beginning stockholders’ equity, return on average net assets and customer satisfaction.
     Payment of an award is made to the participant following the end of the fiscal year, subject to the approval of the committee. The maximum amount that can be paid in cash under an award for a fiscal year is two percent of the reported net income of the company and its subsidiaries for that fiscal year.
Equity Plans
     The company’s 2003 Equity Incentive Plan is the principal plan under which the company grants stock options, restricted stock and other equity awards to executives. The plan is designed to further the interests of the company by providing incentives in the form of stock options and other awards to key employees and non-employee directors of the company. The plan provides for the grant of stock options, stock awards (including restricted stock and restricted stock units) and performance awards (including cash performance awards). The committee determines the type of awards to be made under the plan and the participants who will receive the awards. In granting awards, the committee may establish any conditions or restrictions it deems appropriate, subject to the terms of the plan.
     The company also maintains (a) the Centex Corporation 2001 Stock Plan, which provides for the grant of stock options to selected officers, key employees and directors, and (b) the Centex Corporation Long Term Incentive Plan, which provides for the grant to selected employees of restricted stock units representing the right to receive shares of our common stock.
Policies Regarding Grant of Equity Awards
     The company makes equity awards to enhance the link between the creation of stockholder value and long-term incentive compensation, provide an opportunity for increased equity ownership by employees and directors and maintain competitive levels of total compensation.
     All the company’s equity awards are made by the committee under the terms of the company’s equity plans. The committee has established certain practices and procedures to guide its decisions on the grant of equity awards. Equity awards to employees generally will be made once each fiscal year at a meeting of the committee held in the first quarter of the fiscal year. The meeting will be held no less than three nor more than 30 business days after the company’s earnings release for the fourth quarter of the prior fiscal year. The committee may make exceptions to these guidelines for new hires, promotions and other special circumstances.
     Equity awards to non-employee directors generally will be made once each fiscal year at a meeting of the committee held in connection with the company’s annual meeting of stockholders. The meeting will be held no less than three nor more than 30 business days after the company’s earnings release for the first quarter of the current fiscal year. However, if the meeting is not held within that time frame, the grant date of the equity awards to the directors will be a specified date after the meeting at which they were approved that is within that time frame. The committee may make exceptions to these guidelines for new non-employee directors and special circumstances.
     The date on which an equity award is granted is the date specified in the resolutions of the committee authorizing the grant. The grant date must fall on or after the date on which the resolutions are adopted by the committee. For stock options, the exercise price is the closing sale price of the company’s common stock on the grant date, as reported by the NYSE, or as otherwise required by the applicable equity plan under which the option is granted. Under our equity plans, the per share exercise price of an option cannot be less than the fair market value of a share of our common stock on the date of grant. Fair market value is defined generally in the plans as the closing sale price of the common stock as reported on the NYSE on the date of grant.
     Except as described above, the company does not have any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. We try to make equity awards at times when they will not be influenced by scheduled releases of information. We do not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.
Profit Sharing Plan
     The company maintains a tax-qualified Profit Sharing and Retirement Plan, which we refer to as the Profit Sharing Plan, for salaried and certain other employees of Centex and participating subsidiaries and affiliates. Eligible employees may make pre-tax and after-tax contributions of pay to the plan, and a participating employer may make discretionary profit sharing contributions to the plan for the benefit of eligible employees (or, alternatively, may match a portion of the pre-tax contributions of employees), subject to certain limits prescribed by the Internal Revenue Service. An employee becomes vested in employer contributions based on years of service. Regardless of service, an employee becomes 100% vested in employer contributions on his or her 65th birthday or, if earlier, on disability or death. All employee contributions are fully vested upon contribution. Participating employees may direct the investment of the contributions made to their accounts among the various investment options available under the plan, which include Centex common stock. However, no more than 15% of the amounts credited to a participant’s accounts may be invested in Centex stock.
SERP
     The company maintains a Supplemental Executive Retirement Plan, or SERP, for certain employees participating in the Profit Sharing Plan. Applicable regulations set a limit (currently $225,000) of annual compensation that may be considered in determining Centex’s contribution to the Profit Sharing Plan for the account of an eligible participant. The SERP was established to eliminate the adverse treatment that higher-salaried employees receive under the regulation by accruing funds for each participant in an amount equal to the additional contribution that he or she would have received under the Profit Sharing Plan had the portion of his or her annual salary that is above the limit been eligible for a profit sharing contribution. Bonuses paid to participants are not included in making calculations for contributions accrued to recipients’ accounts under the SERP.

Contributions accrued under the SERP for the benefit of the participants vest under the same terms and conditions as employer contributions to the Profit Sharing Plan. Each participant may designate how his or her account balance is to be invested by selecting among the various investment options available under the Profit Sharing Plan. Distributions of a participant’s account balance are only available after termination of employment.
Executive Deferred Compensation Plan
     The company maintains an Executive Deferred Compensation Plan that provides for the grant of deferred cash compensation awards to officers and key employees of the company and certain subsidiaries. Benefits under the plan are an unfunded, general obligation of the company. The committee selects the eligible employees who will receive deferred cash compensation awards and determines the amount of the awards. The committee may also subject the award to vesting requirements. The plan also provides for the deferral of cash compensation awards granted under our 2003 Annual Incentive Compensation Plan or 2003 Equity Incentive Plan.
     The deferred cash compensation bears interest at Centex’s current blended borrowing cost, as determined quarterly by Centex’s treasurer. Payouts of vested amounts of deferred cash compensation are made upon termination of the employee’s employment with Centex or pursuant to elections made by the employee at the time of grant or at limited times thereafter. Unvested amounts are subject to forfeiture upon termination of employment, except that all amounts immediately vest if employment terminates because of death, disability or (for awards made prior to April 1, 2006) “vested retirement” (as described under “Special Vesting Upon Retirement” on page 52), and upon a change in control of Centex.
Executive Severance Policy
     The company maintains an Executive Severance Policy for certain executives, including the named executive officers. The policy provides that, if a designated executive is involuntarily separated from employment with the company, the executive is eligible to receive, subject to approval by the chief executive officer, the senior vice president – human resources and (for the named executive officers and certain other senior executives) the compensation committee:
•	a lump-sum severance payment equal to the sum of the executive’s annual base salary and annual target cash bonus multiplied by a factor that is determined by the executive’s position with the company;

•	acceleration of the vesting of a portion of the executive’s unvested equity and deferred cash awards; and

•	limited outplacement benefits.
     The factor that applies to the severance payment is 2 (for the CEO), 1.5 (for certain of the CEO’s direct reports, operating subsidiary CEOs and the president or co-presidents of Centex Homes), or 1.0 (for direct reports to these executives plus executive vice presidents and division presidents of Centex Homes). The amount of unvested equity and deferred cash that is accelerated is determined by a similar tiering based on the amount of equity and deferred cash that would have vested in the following period after termination of employment: 2 years (CEO), 1.5 years (certain CEO direct reports, operating subsidiary CEOs and the president or co-presidents of Centex Homes) and 1.0 year (other designated employees).
     The severance payment may not exceed 2.99 times the sum of the executive’s annual base salary and prior year’s total incentive compensation. In addition, if there is a change in control of Centex within one year prior to the involuntary separation, the severance payment will be reduced by any cash incentive payments and performance-based equity paid out to the executive in connection with the change in control under the company’s equity and incentive plans. However, no reduction will be required to the extent that any regular annual incentive compensation award is reduced as a result of such payout upon the change in control.
     Except to the extent waived by the committee, an executive must have been employed by the company for at least 12 months to be eligible under the policy. For purposes of the policy, “involuntary separation” means a termination of employment other than for cause, death, disability, retirement or resignation (unless it is a resignation for good reason).
     We believe our severance policy is generally consistent with those maintained by our peer companies and is important for attracting and retaining executives who are critical to our long-term success and competitiveness. For a description of the severance benefits provided to Mr. Hannigan in connection with his departure from the company in March 2007, see “Employment and Severance Agreements” on page 38.
Salary Continuation Plan
     The company maintains a Salary Continuation Plan for certain employees, including the named executive officers. Coverage under this plan provides that, if a participating employee dies while employed by the company, the designated beneficiary is entitled to receive an amount equal to 100% of the employee’s salary in effect at the date of death for the first year after such date of death and 50% thereof during the years remaining until the date that would have been the employee’s 65th birthday. Centex is the owner of term life insurance policies on the lives of the participating employees under a group plan to fund a portion of the anticipated benefits. Such insurance is not for the benefit of the participant, but rather is for the benefit of Centex so that it has funds with which to make salary continuation payments.
     The purpose of the plan is to provide some financial security for the families of the participating employees. Benefit amounts under the plan are intended to provide a basic level of support for beneficiaries.
No Defined Benefit Pension Plans
     Centex has no defined benefit pension plans for key executives.
Medical Bridge Plan
     The company’s group medical benefits plan includes a feature, which we refer to as the Medical Bridge Plan, under which a retired long-term employee or retired Centex director may continue his or her coverage under the group medical plan. To be eligible for this coverage, a retired employee must be at least 55 years of age with at least 10 years of service with the company and have a minimum annual base salary at retirement of $100,000 (as adjusted annually for cost of living increases). The chief executive officer of the company (or applicable subsidiary) and the plan administrator must also approve the employee’s coverage. A Centex director is eligible if he or she was covered under the group plan at the time of retirement and is approved for coverage by the plan administrator. Coverage for employees begins upon completion of COBRA coverage, and for directors upon retirement or expiration or termination of COBRA coverage, at the director’s election.
     Participating employees and directors must pay premiums to maintain coverage under the Medical Bridge Plan. Premiums for employees are set by the plan administrator. The premium rate for directors is double the applicable COBRA rate. Coverage under the Medical Bridge Plan for employees continues until the employee reaches age 65 or becomes eligible for Medicare coverage and for directors until the director reaches age 73. Employees and directors may also elect coverage for their dependents.
Benefits and Perquisites
     The company provides its executive officers with employee benefits and perquisites. Except as we have noted under “Executive Compensation” on page 21, the employee benefits programs in which our executive officers participate (which provide benefits such as medical benefits coverage, group term life insurance protection, and Profit Sharing Plan contributions) are generally the same programs offered to substantially all the company’s salaried employees. These programs are intended to promote the health and financial security of our employees, while leveraging company buying power and the tax effectiveness of the programs. The programs are provided at competitive market levels to attract, retain and reward employees.
     The perquisites available to our executive officers include the availability of a leased automobile or an automobile allowance, a modest stipend for health or country club membership, limited personal use of company aircraft (as described in the footnotes to the Summary Compensation Table for Fiscal Year 2007 on page 41) and payment or reimbursement for an annual physical exam and certain annual director retreat expenses. The company believes these perquisites are consistent with general industry practice, reasonable and not excessive. Perquisites did not constitute a material portion of the compensation paid to the named executive officers for fiscal year 2007.
Employment and Severance Agreements
     Centex has no employment agreement with Mr. Eller, our chief executive officer, or with any other executive officer of Centex.
     Although he remained a director, David W. Quinn retired as vice chairman of our board and an employee of Centex on March 31, 2002. In connection with his retirement, Centex entered into a consulting agreement with Mr. Quinn. Centex and Mr. Quinn mutually terminated the consulting agreement early, effective March 31, 2004. The termination agreement provided that Centex would (a) continue, through March 31, 2007, to provide Mr. Quinn with the medical and dental coverages that were provided to him as an employee of Centex at March 31, 2002, subject to any changes of general application in the medical and dental programs, and (b) continue to pay to him all deferred compensation owing to him relating to his prior employment. Pursuant to the terms of the agreement, all remaining deferred compensation owed to Mr. Quinn was paid to him in March 2007. Mr. Quinn continues to serve as a director of Centex with a term scheduled to expire at the 2007 annual meeting. He is a nominee for election as a director at the 2007 annual meeting. He receives the same compensation as other non-employee directors for his services as a director.
     Centex entered into an employment agreement with Leldon E. Echols, our former executive vice president and chief financial officer, when he joined Centex in June 2000. In February 2006 Mr. Echols announced that he would leave Centex effective June 30, 2006. In connection with his anticipated departure, Centex and Mr. Echols entered into an amended and restated employment agreement. The agreement provided for (a) a term that ended on June 30, 2006, (b) the award of a fiscal year 2006 bonus and incentive compensation in line with the performance metrics previously established for Mr. Echols and the other Centex executives, except that the portion typically allocated to stock options was instead awarded in deferred cash compensation, (c) a base salary from April 1 to June 30 at an annual rate of $550,000, (d) a cash payment on June 30, 2006 of $1.1 million and (e) acceleration of the vesting of the portion of Mr. Echols’ stock options, restricted stock and deferred cash that was unvested at June 30, 2006 but otherwise would have vested by December 31, 2007. See “Certain Termination Payments” on page 60.
     Centex and Andrew J. Hannigan entered into a separation agreement in connection with Mr. Hannigan’s departure from the company on March 31, 2007. The separation agreement provided for (a) a cash severance payment to Mr. Hannigan of $7,713,750, representing one and one-half times the sum of Mr. Hannigan’s base salary at March 31, 2007 plus his target cash bonus for fiscal year 2007 as established under the Centex Homes Metrics, as required by the company’s Executive Severance Policy, (b) accelerated vesting of Mr. Hannigan’s outstanding long-term incentive awards that would otherwise have vested during the 18-month period after termination of employment, as required by the company’s Executive Severance Policy, (c) a cash bonus for Mr. Hannigan for fiscal year 2007 equal to a portion of, and in lieu of, the incentive compensation earned by Mr. Hannigan for fiscal year 2007 under the Centex Homes Metrics, as more fully described under “Incentive Compensation” on page 27 and (d) payment to Mr. Hannigan of $60,385 of accrued vacation pay. Mr. Hannigan agreed (a) to release the company from all actions, suits and demands related to his employment, (b) not to disclose confidential information regarding the company and (c) for 18 months after termination of employment, not to perform certain services similar to those he performed for the company for certain competitor companies or solicit employees of the company to terminate their employment. Mr. Hannigan also waived any outplacement services offered by the company in connection with his termination of employment. See “Certain Termination Payments” on page 60.

Change in Control Benefits
     Under the terms of the company’s equity plans and Executive Deferred Compensation Plan, awards are generally subject to special provisions upon the occurrence of a defined “change in control” transaction unless otherwise provided in the applicable award agreement. Under the plans, if a change in control occurs, any outstanding stock options, restricted stock, restricted stock units, deferred cash or other plan awards would generally become immediately fully vested and exercisable.
     In addition, the company’s 2003 Equity Incentive Plan provides that, upon a change in control, all performance-based equity awards will vest at target levels, regardless of the otherwise applicable vesting schedules or performance goals. Similarly, the company’s 2003 Annual Incentive Compensation Plan provides for the payment to covered senior executives, upon a change in control, of an award of incentive compensation without regard to the determination of the achievement of the previously-established performance goals. The compensation committee has interpreted both these plans as providing for a “target” level award under these circumstances, and if no target level has been set for purposes of the plan, then the award would vest or be paid at the average of base and stretch plan levels.
     Centex has entered into change in control agreements with each of its executive officers and some other employees. The agreements provide for the payment of “gross-up” benefits to executive officers who become liable for an excess parachute excise tax in connection with a change in control as a result of the operation of the company’s equity or incentive plans’ change in control provisions. However, if an excess parachute excise tax can be avoided by the executive receiving up to 10% less in change in control benefits, then the executive has agreed to reduce the benefits to be received in order to avoid the excise tax and spare Centex the need to pay “gross-up” benefits.
     Each of these arrangements provides a benefit upon the occurrence of a change in control, whether or not the employee is terminated in connection with the change in control. We believe the provision of these change in control benefits is generally consistent with market practice among our peers, is a valuable executive talent retention incentive and is consistent with the objectives of our overall executive compensation program.
     For example, the equity vesting provides employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the deal. Also, the vesting and payment of performance-based awards is appropriate given the difficulty in a change of control event of replicating the underlying performance goals. In addition, the excess parachute excise tax can have widely divergent and unexpected effects based on an executive’s personal compensation history. The “gross-up” benefits are intended to provide an equal level of change in control benefits across individuals without regard to the effect of the excise tax.
Stock Ownership Guidelines
     We believe significant stock ownership by our senior executives can be a contributing factor to sustained long-term company performance, and so we encourage our senior executives to be significant stockholders. Our board has adopted stock ownership guidelines for our senior executives, including the named executive officers. The guidelines provide for minimum share ownership targets ranging from shares having a market value of five times the base salary of the chief executive officer to one and one-half times the base salary of a senior vice president. These guidelines are more fully described under “Directors and executive officers that are Centex stockholders” on page 18.
Compensation and Management Development Committee Report
     To the Board of Directors of Centex Corporation:
     The Compensation and Management Development Committee has reviewed and discussed with management and the committee’s compensation consultant the Compensation Discussion and Analysis on pages 21 – 39.
     Based on the review and discussions, the Compensation and Management Development

Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Centex’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the SEC.
The Compensation and Management Development Committee:
Thomas M. Schoewe (Chair)
Ursula O. Fairbairn
Matthew K. Rose
     The Compensation and Management Development Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Compensation and Management Development Committee Report by reference therein.

Compensation Tables
     As noted earlier in this proxy statement, Mr. Eller, Ms. Smith and Mr. Stewart earned no incentive compensation for fiscal year 2007 under the metrics established for the fiscal year pursuant to the company’s fiscal year 2007 performance plan, and Mr. Barclay earned only a small amount of incentive compensation under the metrics. Mr. Eller, Ms. Smith, Mr. Stewart and Mr. Barclay did receive discretionary grants of long-term incentives for fiscal year 2007, as described under “Discretionary awards” on page 25. As permitted by SEC regulations, the Summary Compensation Table for Fiscal Year 2007 below shows compensation for the named executive officers for fiscal year 2007 only and not for any prior fiscal years. However, for comparison purposes, the total amount of Mr. Eller’s salary, short-term incentive compensation and value of long-term incentive compensation for fiscal year 2007 was 89% less than that for fiscal year 2006 and 90% less than that for fiscal year 2005, as shown below:

Timothy R. Eller	Fiscal 2005 ($)		Fiscal 2006 ($)	Fiscal 2007 ($)
Base Salary	860,000		900,000	920,000
Short-Term Incentive Compensation	13,147,732	(1)	10,633,500	—
Long-Term Incentive Compensation	9,892,800		10,633,500	1,500,000
Total	23,900,532		22,167,000	2,420,000

(1)	Consisted of $5,000,000 in cash and 142,046 shares of restricted stock awarded in lieu of cash.
     The following table sets forth information concerning the compensation for fiscal year 2007 awarded to or earned by the individual who served as our chief executive officer during fiscal year 2007, the three individuals who served as our chief financial officer or interim chief financial officer during fiscal year 2007 and our three other most highly compensated executive officers at the end of fiscal year 2007. We refer to these individuals as the named executive officers.
Summary Compensation Table for Fiscal Year 2007

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and	Fiscal		Bonus	Awards	Awards	sation	Earnings	sation
Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	Total ($)
Timothy R. Eller,	2007	920,000	—	6,260,982	4,669,196	325,253	—	100,519	12,275,950
Chairman,
Chief Executive Officer, Director
Catherine R. Smith,	2007	229,167	1,085,595	130,002	130,002	—	—	179,352	1,754,118
Executive Vice			(7)
President and Chief Financial Officer (6)
Mark D. Kemp,	2007	284,000	250,000	73,884	646,339	154,307	—	8,380	1,416,910
Senior Vice President and			(9)
Controller (Former Interim Chief Financial Officer) (8)
Leldon E. Echols,	2007	137,500	—	1,745,698	1,150,793	111,737	—	1,153,236	4,298,964
Former Executive Vice President and Chief Financial Officer (10)
Andrew J. Hannigan, Former	2007	785,000	—	5,194,289	5,913,715	563,987	—	7,795,877	20,252,868
Co-President/ Co-Chief Operating Officer — Centex Homes (11)
David L. Barclay,	2007	450,000	—	909,076	987,871	113,765	—	12,558	2,473,270
Co-President/Co-Chief Operating Officer — Centex Homes (12)
Robert S. Stewart,	2007	330,000	—	449,025	832,804	54,166	—	29,912	1,695,907
Senior Vice President, Strategy and Corporate Development

(1)	Mr. Hannigan and Mr. Barclay did not receive payments that would be characterized as “Bonus” payments for purposes of this column for fiscal year 2007. They did, however, receive incentive compensation cash awards for fiscal year 2007, which are reported in the “Non-Equity Incentive Plan Compensation” column.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with FAS 123R of restricted stock and restricted stock unit awards, and thus includes amounts for awards granted in and/or prior to fiscal year 2007. Assumptions used in the calculation of these amounts are included in footnote (K) to the company’s audited financial statements for fiscal year 2007 included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(3)	Represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with FAS 123R of stock option awards, and thus includes amounts for awards granted in and/or prior to fiscal year 2007. Assumptions used in the calculation of these amounts are included in footnote (K) to the company’s audited financial statements for fiscal year 2007 included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(4)	The amounts shown as “Non-Equity Incentive Plan Compensation” consist of the following:

	Short-Term		Earnings on
	(Cash) Incentive	Deferred Cash	Deferred Cash
Name	Compensation ($)(a)	Compensation ($)(b)(d)	Compensation ($)(c)(d)
Timothy R. Eller	—	—	325,253
Catherine R. Smith	—	—	—
Mark D. Kemp	—	134,717	19,590
Leldon E. Echols	—	—	111,737
Andrew J. Hannigan	400,503	—	163,484
David L. Barclay	19,794	—	93,971
Robert S. Stewart	—	—	54,166

(a) Short-term incentive compensation cash awards paid in May 2007 for services rendered in fiscal year 2007. These amounts were paid pursuant to our 2003 Annual Incentive Compensation Plan, as adjusted, for Mr. Hannigan, pursuant to his separation agreement with the company. They are discussed in more detail under “Incentive Compensation” on page 27.

(b) Deferred cash compensation subject to vesting requirements awarded in May 2007 for performance in fiscal year 2007. This amount was awarded pursuant to our 2003 Equity Incentive Plan and deferred pursuant to our Executive Deferred Compensation Plan. It is discussed in more detail under “Compensation of Other Named Executive Officers for Fiscal Year 2007” on page 28. The deferred cash compensation vests at the rate of 33 1/3% per year on each of March 31, 2008, 2009 and 2010.

(c) Represents interest earned in fiscal year 2007 on deferred cash compensation awards, and thus includes interest earned on awards granted in and/or prior to fiscal year 2007.

(d) Deferred cash compensation awards are subject to vesting requirements and bear interest at Centex’s current blended borrowing cost, as determined quarterly by Centex’s treasurer. Such cost (on a weighted average basis) was 5.821% for fiscal year 2007. Payouts of vested amounts of deferred cash compensation are made upon termination of the employee’s employment with Centex or pursuant to elections made by the employee at the time of grant or at limited times thereafter. Unvested amounts are subject to forfeiture upon termination of employment, except that all amounts immediately vest if employment terminates because of death, disability or (for awards made prior to April 1, 2006) “vested retirement”, and upon a change in control of Centex.

(5)	The amounts shown as “All Other Compensation” consist of the following:

		Profit Sharing
		Plan	SERP
Name	Perquisites ($)(a)	Contributions ($)(b)	Contributions ($)(c)	Other ($)(d)
Timothy R. Eller	—	6,637	20,850	73,032
Catherine R. Smith	177,370	—	—	1,982
Mark D. Kemp	—	6,550	1,830	—
Leldon E. Echols	51,529	—	—	1,101,707	(e)
Andrew J. Hannigan	10,111	6,631	—	7,779,135	(f)
David L. Barclay	—	6,595	5,963	—
Robert S. Stewart	18,012	6,559	3,188	2,153

(a) Perquisites. This column relates to perquisites and other personal benefits for auto expense, club dues, annual physical exam, personal aircraft use and certain expenses related to our annual board retreat.

Company aircraft is used primarily for business travel. However, there are occasions when personal use occurs. The company calculates the aggregate incremental cost of personal use of company owned or provided aircraft based on the average variable operating costs to the company for the fiscal year. Variable operating costs include fuel, maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total variable operating costs for the fiscal year are divided by the number of hours the company aircraft flew during the fiscal year to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to derive the incremental cost. Because company aircraft are used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase or lease costs of the aircraft and non-trip related maintenance and hangar expenses. Directors, executives and their families and invited guests occasionally fly on company aircraft as additional passengers on business flights. In those cases, the aggregate incremental cost to the company is a de minimis amount and so no amount is reflected in the table.

The company sponsors an annual retreat for directors, in conjunction with the regular meeting of the board of directors in May. Directors and executives may bring their spouses in alternate years, and the company pays for retreat activities and meals of the spouses.

Perquisites and other personal benefits are not disclosed for Mr. Eller, Mr. Kemp and Mr. Barclay because the aggregate incremental cost to the company of the perquisites and benefits for each such named executive officer for fiscal year 2007 is less than $10,000. Perquisites and other personal benefits for Ms. Smith, Mr. Echols, Mr. Hannigan and Mr. Stewart for fiscal year 2007 exceeded $10,000 and consisted of the following: (i) for Ms. Smith, $3,850 for auto expense, $116,645 for relocation expenses and $56,875 for a tax gross-up payment associated with the payment of relocation expenses (based on applicable federal and state income tax rates); (ii) for Mr. Echols, $2,100 for auto expense, $1,624 for club dues and $47,805 for legal fees relating to the amendment of his employment agreement in connection with his departure from the company in June 2006; (iii) for Mr. Hannigan, $2,281 for auto expense, $2,057 for club dues, $3,921 for annual physical exam and $1,852 for annual director retreat spouse expenses; and (iv) for Mr. Stewart, $7,200 for auto expense, $7,499 for club dues, $1,429 for annual physical exam and $1,884 for annual director retreat spouse expenses.

(b) Profit Sharing Plan Contributions. Represents Centex contributions to, and forfeitures allocated to, the accounts of the named executive officers pursuant to our Profit Sharing Plan. These contributions and forfeiture allocations were made in May 2007 in respect of the 2006 calendar year. All the amounts are fully vested in the individuals, except for the amount shown for Mr. Kemp, which is 40% vested as of March 31, 2007.

(c) SERP Contributions. Represents Centex contributions accrued to the accounts of the named executive officers pursuant to our SERP. These contributions were accrued in May 2007 in respect of the 2006 calendar year. All the amounts are fully vested in the individuals, except for the amount shown for Mr. Kemp, which is 40% vested as of March 31, 2007.

(d) Other. Includes cash dividends received by the named executive officers in fiscal year 2007 on Centex restricted stock held by them, as follows: Mr. Eller – $23,824; Ms. Smith – $1,982; Mr. Echols – $1,707; and Mr. Stewart – $2,153. These dividends were paid at the same rate and on the same dates as dividends paid to our stockholders. For Mr. Eller, also includes cash bonuses of $49,208 paid to him in fiscal year 2007 in connection with his exercise of certain stock options, as also reported in the Option Exercises and Stock Vested in Fiscal Year 2007 table on page 49.

(e) Includes the $1,100,000 cash payment Mr. Echols received when he left the company on June 30, 2006. More detailed information regarding the compensation and other benefits received by Mr. Echols in connection with his departure from the company is provided under “Employment and Severance Agreements” on page 38 and “Certain Termination Payments” on page 60.

(f) Represents the following amounts received by Mr. Hannigan in connection with his departure from the company on March 31, 2007: (i) a cash severance payment of $7,713,750; (ii) a cash award of $5,000 in recognition of Mr. Hannigan’s years of service with the company pursuant to the company’s employee service award policy; and (iii) accrued vacation pay of $60,385. More detailed information regarding the compensation and other benefits received by Mr. Hannigan in connection with his departure from the company is provided under ”Employment and Severance Agreements” on page 38 and “Certain Termination Payments” on page 60.

(6)	Ms. Smith joined Centex as our chief financial officer in October 2006.

(7)	The amount shown for Ms. Smith represents (a) the $300,000 starting bonus she received when she joined the company in October 2006, (b) the $500,000 starting cash award she received in two installments on November 1, 2006 and April 1, 2007 and (c) her guaranteed short-term incentive compensation cash award for fiscal year 2007 of $285,595 paid in May 2007. These awards are described in more detail under “Compensation of Other Named Executive Officers for Fiscal Year 2007” on page 28.

(8)	Mr. Kemp was our interim chief financial officer from June 2006 to October 2006.

(9)	Represents Mr. Kemp’s discretionary cash bonus for fiscal year 2007 paid in May 2007.

(10)	Mr. Echols was our chief financial officer for the period April 1, 2006 to June 2, 2006.

(11)	Mr. Hannigan left the company on March 31, 2007.

(12)	Principal position in fiscal year 2007. Currently, Mr. Barclay is president, western region of Centex Homes.

     The following table shows information with respect to grants of plan-based awards made to the named executive officers in fiscal year 2007.
Grants of Plan-Based Awards in Fiscal Year 2007

												All Other
		Estimated			Estimated			All Other Stock				Option			Grant
		Possible Payouts			Possible Payouts			Awards:				Awards:		Exercise	Date Fair
		Under Non-Equity			Under Equity			Number of Shares				Number of		or Base	Value of
		Incentive Plan Awards (1)			Incentive Plan Awards (1)			of Stock or Units				Securities		Price of	Stock and
				Maxi-			Maxi-	Restricted		Restricted		Underlying		Option	Option
	Grant	Thresh-	Target	mum	Thresh-	Target	mum	Stock		Stock		Options		Awards	Awards
Name	Date	old ($)	($)	($)	old ($)	($)	($)	(#)		Units (#)		(#)		($/Sh)	($)(2)
Timothy R. Eller	5/11/06	—	13,000,000	—	—	7,000,000	—
	5/11/06							39,022	(3)						2,126,699
	5/11/06											264,778	(4)	54.50	5,316,742
Catherine R. Smith	10/16/06	—	518,937	—	—	544,466	—
	10/16/06							24,772	(5)						1,300,035
	10/16/06											58,717	(6)	52.48	1,299,994
Mark D. Kemp	5/11/06									4,067	(7)				221,652
	5/11/06											7,360	(4)	54.50	147,789
	6/1/06											35,000	(8)	49.04	628,600
Leldon E. Echols	5/11/06							10,011	(3)						545,600
Andrew J. Hannigan	5/11/06	—	5,664,750	—	—	3,050,250	—
	5/11/06									29,845	(7)				1,626,553
	5/11/06											202,509	(4)	54.50	4,066,381
David L. Barclay	5/11/06	—	5,508,000	—	—	2,142,000	—
	5/11/06									17,183	(7)				936,474
	5/11/06											65,295	(4)	54.50	1,311,124
Robert S. Stewart	5/11/06	—	1,105,000	—	—	595,000	—
	5/11/06							5,493	(3)						299,369
	5/11/06											37,275	(4)	54.50	748,482

(1)	For Mr. Eller, Ms. Smith, Mr. Hannigan, Mr. Barclay and Mr. Stewart, represents the potential non-equity and equity incentive compensation (expressed as a dollar value) each executive could earn for fiscal year 2007 under the Centex Metrics and the Centex Homes Metrics established pursuant to the company’s fiscal year 2007 performance plan, as described under “Metrics” on page 26. Mr. Kemp did not participate in the performance plan for fiscal year 2007, and Mr. Echols left the company in June 2006. The amounts for Ms. Smith represent target amounts prorated for the period of time she was employed by the company in fiscal year 2007. These awards were granted in early fiscal year 2007 (except for Ms. Smith, whose award was granted in October 2006, when she joined the company) under our 2003 Annual Incentive Compensation Plan and 2003 Equity Incentive Plan. At the time of the grant, the incentive compensation award could range from the threshold amount of zero (the minimum amount payable) to an unlimited maximum amount, depending on the extent to which the Centex Metrics or the Centex Homes Metrics were achieved.

Under the fiscal year 2007 performance plan, the incentive compensation potentials were set as a total dollar amount, which, if earned, would be allocated 50% to short-term (cash bonus) incentive awards and 50% to long-term incentive awards. The long-term incentive awards would be divided into stock options (50%), restricted stock or restricted stock units (20%) and deferred cash (30%). In the table above, the target amounts for non-equity incentive plan awards represent the total of the cash bonus and deferred cash potentials, and the target amounts for the equity incentive plan awards represent the total of the dollar value of the stock option and restricted stock (or restricted stock unit) potentials. Although the performance plan did not provide for a maximum payout, the 2003 Annual Incentive Compensation Plan and 2003 Equity Incentive Plan contain limitations on the awards that can be paid out or granted under the plans. In addition, the compensation committee had discretionary authority to reduce (up to certain limits, for certain awards) the amount of awards earned under the performance plan.

Mr. Eller, Ms. Smith, Mr. Barclay and Mr. Stewart earned little or no incentive compensation for fiscal year 2007 under the performance plan. However, they did receive discretionary grants of long-term incentives for fiscal year 2007.

The actual incentive compensation awards made to the executives named in the table for fiscal year 2007 are not included in the table because the awards were made in May 2007 after the end of the fiscal year. These awards are described under “Incentive Compensation” on page 27 and under “Compensation of Other Named Executive Officers for Fiscal Year 2007” on page 28.

(2)	The grant date fair value of the restricted stock, restricted stock unit or stock option award computed in accordance with FAS 123R.

(3)	Shares of restricted stock awarded in May 2006 for performance in fiscal year 2006. The awards were made under our 2003 Equity Incentive Plan. The restricted stock vests at the rate of 33 1/3% per year on each of March 31, 2007, 2008 and 2009. The restricted stock is forfeited if, before the vesting date, the holder ceases to be an employee of Centex or its affiliates, but all shares of restricted stock vest immediately upon the holder’s death or disability and upon a change in control of Centex. Holders of restricted stock have the right to vote and receive dividends on the shares.

(4)	Options granted in May 2006 for performance in fiscal year 2006. The options were granted under our 2001 Stock Plan. The options vest at the rate of 33 1/3% per year on each of March 31, 2007, 2008 and 2009. All the options have a seven-year term.

(5)	Shares of restricted stock awarded to Ms. Smith when she joined the company in October 2006. The award was made under our 2003 Equity Incentive Plan. The restricted stock vests at the rate of 20% per year on each of the first five anniversaries of her start date. The restricted stock is forfeited if, before the vesting date, Ms. Smith ceases to be an employee of Centex or its affiliates, but all shares of restricted stock vest immediately upon her death or disability and upon a change in control of Centex. Ms. Smith has the right to vote and receive dividends on the shares.

(6)	Option granted to Ms. Smith when she joined the company in October 2006. The option was granted under our 2003 Equity Incentive Plan. The option vests at the rate of 20% per year on each of the first five anniversaries of her start date. The option has a seven-year term.

(7)	Restricted stock units awarded in May 2006 for performance in fiscal year 2006. The awards were made under our 2003 Equity Incentive Plan or Long Term Incentive Plan. The stock units represent the right to receive on the payout date specified in the award a number of shares of Centex common stock equal to the number of units awarded, subject to certain vesting requirements. The units do not entitle the recipients to receive dividends or to any other rights as a stockholder. The units vest at the rate of 33 1/3% per year on each of March 31, 2007, 2008 and 2009.

(8)	Option granted to Mr. Kemp in connection with his appointment as interim chief financial officer in June 2006. The option was granted under our 2003 Equity Incentive Plan. The option vests at the rate of 33 1/3% per year on each of the first three anniversaries of the date of grant. The option has a seven-year term.

       The following table shows information with respect to the outstanding equity awards held by the named executive officers at March 31, 2007.
Outstanding Equity Awards at Fiscal 2007 Year-End

			Option Awards (1)				Stock Awards (2)(3)
			Number of	Number of
			Securities	Securities			Number of		Market Value of
			Underlying	Underlying			Shares or Units		Shares or Units
			Unexercised	Unexercised			of Stock That		of Stock That
			Options (#)	Options (#)			Have Not Vested (#)		Have Not Vested ($)
					Option	Option		Restricted
					Exercise	Expiration	Restricted	Stock	Restricted	Restricted
Name	Grant Date		Exercisable	Unexercisable	Price ($)	Date	Stock	Units	Stock	Stock Units
Timothy R. Eller	4/1/98	(4)	355,518		17.41	4/1/08
	4/1/99		355,518		16.23	4/1/09
	4/1/00		344,408		10.72	4/1/10
	4/3/01		407,290		17.71	4/2/08
	4/1/02		404,402		22.68	4/1/09
	5/14/03		218,754		31.84	5/14/10		222,200		9,283,516
	5/14/04		216,000		45.24	5/14/11
	5/12/05		142,560	73,440	57.36	5/12/12	62,956		2,630,302
	5/11/06		88,259	176,519	54.50	5/11/13	26,015		1,086,907
Catherine R. Smith	10/16/06			58,717	52.48	10/16/13	24,772		1,034,974
Mark D. Kemp	12/16/02		8,888	2,222	22.64	12/16/09
	5/14/03		11,110		31.84	5/14/10
	5/14/04		30,000		45.24	5/14/11
	5/12/05		19,800	10,200	57.36	5/12/12
	5/11/06		2,453	4,907	54.50	5/11/13		2,711		113,266
	6/1/06			35,000	49.04	6/1/13
Leldon E. Echols
Andrew J. Hannigan	4/1/99		222,200		16.23	3/31/08
	4/1/00		155,540		10.72	3/31/08
	4/3/01		178,642		17.71	3/31/08
	4/1/02		239,530		22.68	3/31/08
	5/14/03		174,396		31.84	3/31/08
	5/14/04		241,584		45.24	3/31/08
	5/12/05		203,979		57.36	3/31/08
	5/11/06		135,006		54.50	7/31/07
David L. Barclay	4/1/98	(5)	33,330		17.33	4/1/08
	4/1/99		33,330		16.23	4/1/09
	4/1/00		29,774		10.72	4/1/10
	4/3/01		30,664		17.71	4/2/08
	4/1/02		25,776		22.68	4/1/09
	5/14/03		81,548		31.84	5/14/10
	5/14/04		37,017		45.24	5/14/11
	5/12/05		29,179	15,032	57.36	5/12/12		6,055		252,978
	5/11/06		21,765	43,530	54.50	5/11/13		11,455		478,590
Robert S. Stewart	5/15/00		66,660		10.69	5/15/10
	4/3/01		44,440		17.71	4/2/08
	4/1/02		66,660		22.68	4/1/09
	5/14/03		53,328		31.84	5/14/10
	5/14/04		48,000		45.24	5/14/11
	5/12/05		26,400	13,600	57.36	5/12/12	3,749		156,633
	5/11/06		12,425	24,850	54.50	5/11/13	3,662		152,998

(1)	The stock options become exercisable in accordance with the vesting schedule below.

Grant Date	Vesting Schedule
12/16/2002	20% per year beginning on the first anniversary of the date of grant
05/12/2005	8.25% per quarter for the first two years and 8.5% per quarter for the last year beginning June 30, 2005
05/11/2006	33 1/3% per year on March 31, 2007, 2008 and 2009
06/01/2006	33 1/3% per year beginning on the first anniversary of the date of grant
10/16/2006	20% per year beginning on the first anniversary of the date of grant
(2)	The restricted stock is forfeited if, before the vesting date, the holder ceases to be an employee of Centex or its affiliates, but all shares of restricted stock vest immediately upon the holder’s death or disability and upon a change in control of Centex. Certain of the shares also vest upon “vested retirement” (as described under “Special Vesting Upon Retirement” on page 52). Holders of restricted stock have the right to vote and receive dividends on the shares. The restricted stock vests in accordance with the vesting schedule below.

Grant Date	Vesting Schedule
05/12/2005	8.25% per quarter for the first two years and 8.5% per quarter for the last year beginning June 30, 2005
05/11/2006	33 1/3% per year on March 31, 2007, 2008 and 2009
10/16/2006	20% per year beginning on the first anniversary of the date of grant
(3)	The restricted stock units represent the right to receive on the payout date specified in the award a number of shares of Centex common stock equal to the number of units awarded, subject to certain vesting requirements. The units do not entitle the recipients to receive dividends or to any other rights as a stockholder. The units vest in accordance with the vesting schedule below.

Grant Date	Vesting Schedule
05/14/2003	5-year cliff vesting
05/12/2005	8.25% per quarter for the first two years and 8.5% per quarter for the last year beginning June 30, 2005
05/11/2006	33 1/3% per year on March 31, 2007, 2008 and 2009
(4)	In conjunction with the grant of this option in 1998, Mr. Eller was awarded a deferred bonus, pursuant to which he is entitled to receive a cash bonus in connection with the exercise of the option. The bonus is equal to $4.4724 for each share exercised pursuant to the option and will be paid at the time of exercise.
(5)	In conjunction with the grant of this option in 1998, Mr. Barclay was awarded a deferred bonus, pursuant to which he is entitled to receive a cash bonus in connection with the exercise of the option. The bonus is equal to $4.388 for each share exercised pursuant to the option and will be paid at the time of exercise.

     The following table shows information with respect to stock options exercised by the named executive officers in fiscal year 2007 and stock awards held by them that vested in fiscal year 2007.
Option Exercises and Stock Vested in Fiscal Year 2007

	Option Awards		Stock Awards
			Restricted Stock		Restricted Stock Units
	Number of
	Shares	Value	Number of	Value	Number of		Value
	Acquired	Realized on	Shares Acquired	Realized on	Shares Acquired		Realized on
Name	on Exercise(#)	Exercise ($)(1)	on Vesting (#)	Vesting ($)(2)	on Vesting (#)		Vesting ($)(2)
Timothy R. Eller	133,320	5,910,206	138,087	7,370,227	—		—
Catherine R. Smith	—	—	—	—	—		—
Mark D. Kemp	—	—	—	—	1,356		56,654
Leldon E. Echols	689,940	18,967,348	32,593	1,696,843	—		—
Andrew J. Hannigan	—	—	—	—	95,997	(3)	4,447,939
David L. Barclay	—	—	—	—	17,349	(4)	830,307
Robert S. Stewart	—	—	8,575	417,569	—		—

(1)	Based on the difference between the market price of Centex common stock on the NYSE at the time of exercise of the option and the exercise price of the option. For Mr. Eller, also includes cash bonuses of $49,208 paid to him in connection with and at the time of the exercise of one of his options. These bonuses were paid pursuant to a deferred bonus award granted to Mr. Eller in 1997 in conjunction with the grant of the option.

(2)	Based on the closing sale price of Centex common stock on the NYSE on the vesting date.

(3)	These restricted stock units vested during fiscal year 2007. In connection with Mr. Hannigan’s departure from the company, payout of 58,116 of the units is deferred until September 30, 2007, pursuant to Section 409A of the Internal Revenue Code.

(4)	These restricted stock units vested during fiscal year 2007, but payout of the units has been deferred by Mr. Barclay, as follows: (a) 5,745 units deferred until April 1, 2007; (b) 5,876 units deferred until April 1, 2008; and (c) 5,728 units deferred until April 15, 2009.

       The following table shows contributions, earnings and withdrawals/distributions in fiscal year 2007 and balances as of March 31, 2007 with respect to each named executive officer under all nonqualified deferred compensation plans.
Nonqualified Deferred Compensation for Fiscal Year 2007

	Executive		Registrant				Aggregate		Aggregate Balance
	Contributions in		Contributions in		Aggregate Earnings		Withdrawals/		at Last Fiscal Year
	Last Fiscal Year ($)		Last Fiscal Year ($)		in Last Fiscal Year ($)		Distributions ($)		End ($)
			Deferred		Deferred		Deferred		Deferred
	Deferred		Cash		Cash		Cash		Cash
	Cash		Compen-		Compen-		Compen-		Compen-
	Compen-		sation		sation		sation		sation
Name	sation	SERP	(1)(2)	SERP (3)	(1)(4)	SERP (5)	(1)(6)	SERP (7)	(1)(8)	SERP (9)
Timothy R. Eller	—	—	3,190,059	68,000	325,253	92,259	1,845,899	—	4,662,833	782,972
Catherine R. Smith	—	—	—	—	—	—	—	—	—	—
Mark D. Kemp	—	—	369,559	5,900	19,590	894	5,470	—	383,679	12,529
Leldon E. Echols	—	—	2,182,400	33,625	111,737	10,523	2,368,414	213,555	—	—
Andrew J. Hannigan	—	—	2,439,851	55,875	163,484	51,451	—	—	3,174,566	515,456
David L. Barclay	—	—	1,498,506	10,875	93,971	4,795	11,024	—	1,824,604	74,655
Robert S. Stewart	—	—	449,149	10,125	54,166	3,765	361,164	—	725,394	43,525

(1)	Relates to deferred cash compensation subject to vesting requirements awarded under our 2003 Annual Incentive Compensation Plan or 2003 Equity Incentive Plan and deferred under our Executive Deferred Compensation Plan.

(2)	Represents deferred cash compensation subject to vesting requirements awarded in May 2006 for performance in fiscal year 2006.

(3)	Represents Centex contributions accrued to the accounts of the named executive officers pursuant to our SERP. These contributions were accrued in May 2006 in respect of the 2005 calendar year.

(4)	Represents interest earned in fiscal year 2007 on deferred cash compensation awards, and thus includes interest earned on awards granted in and/or prior to fiscal year 2007. Reported as compensation under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal Year 2007 on page 41.

(5)	Represents earnings on the named executive officer’s account balances under our SERP. An executive may designate how his or her account balances are to be invested by selecting among the investment options available under our Profit Sharing Plan. The table below shows the investment options available under the Profit Sharing Plan and their annual rate of return for the 12-month period ended March 31, 2007, as reported by the administrator of the Profit Sharing Plan.

Fund	Rate of Return
Managed Income Portfolio	4.20%
Fidelity U.S. Bond Index Fund	6.53%
Sound Shore Fund	12.72%
Fidelity Spartan® Extended Market Index Fund — Investor Class	9.52%
Fidelity Spartan® U.S. Equity Index Fund — Investor Class	11.75%
Roxbury Small Cap Growth Fund – Institutional Shares	0.73%
Fidelity Dividend Growth Fund*	9.74%
Fidelity Low-Priced Stock Fund	11.23%
Legg Mason Special Investment Trust – Class FI	6.29%

Fund	Rate of Return
TCW Select Equities Fund – Class N	-4.47%
Fidelity Diversified International Fund	15.18%
RS Partners Fund	6.86%
Centex Corporation Common Stock Fund	-32.00%
Strategy Funds
• Strategy: Near Retirement	7.86%
• Strategy: 2010	10.07%
• Strategy: 2020	11.99%
• Strategy: 2030	13.08%
• Strategy: 2040	13.19%

*	Fund closed as of November 24, 2006.

(6)	Represents payouts to the named executive officer of vested amounts of deferred cash compensation.

(7)	Represents distributions to Mr. Echols of vested amounts under our SERP.

(8)	Aggregate balance of the named executive officer’s deferred cash compensation account, including earnings.

(9)	Aggregate balance of the named executive officer’s SERP account, including earnings.
Potential Payments Upon Termination of Employment or Change in Control
       The company maintains certain plans and has entered into certain agreements that provide for payments and benefits to the currently-employed named executive officers (Mr. Eller, Ms. Smith, Mr. Kemp, Mr. Barclay and Mr. Stewart) upon a termination of employment or a change in control of the company. The dollar amounts or dollar values of the payments and benefits for these named executive officers in each situation are listed in the tables under “Tables” on page 55. The amounts and values shown assume that such termination of employment or change in control occurred on March 31, 2007, the last day of the company’s 2007 fiscal year, and are based, as applicable, on the closing sale price of Centex common stock on the NYSE on March 30, 2007, the last trading day in the fiscal year ($41.78). These amounts and values are estimates of the amounts and values that would be paid or provided to the executives upon termination of employment or a change in control. The actual amounts and values can only be determined at the time of such executive’s separation from the company or the change in control.
       Below is a description of the assumptions that were used in creating the tables below. Unless otherwise noted, the descriptions of the payments and benefits below are applicable to all of the tables.
       In accordance with SEC regulations, we do not report in the tables below any amount to be provided to an executive under any arrangement which does not discriminate in scope, terms or operation in favor of our executive officers and which is available generally to all salaried employees.
       Termination of Employment
       Incentive Compensation. Under the company’s 2003 Annual Incentive Compensation Plan, if a participating executive’s employment with the company terminates in circumstances that do not involve a change in control of the company, then, regardless of the manner in which the executive’s employment terminates, the executive will be eligible to receive the incentive compensation earned by the executive for a fiscal year, provided (a) the executive was employed by the company on the last day of the fiscal year and (b) the compensation committee approves the award. The information in the tables below assumes such approval, except for a termination of employment for cause. Even if the executive was not employed by the company on the last day of a fiscal year, the compensation committee has the discretion to award to the executive incentive compensation earned for that fiscal year.

       In the tables below, for a termination of employment that does not involve a change in control, (a) for Mr. Eller and Mr. Stewart, no incentive compensation is shown because, under the Centex Metrics, no incentive compensation was earned for fiscal year 2007, (b) for Ms. Smith, the incentive compensation shown represents the amount of short-term incentive compensation guaranteed to her for fiscal year 2007 ($285,595) less, in the case of a voluntary termination of employment and a termination of employment for cause, the amount of her starting cash award and starting bonus required to be repaid by her had her employment terminated on March 31, 2007 ($550,000), (c) for Mr. Kemp, no incentive compensation is shown because he did not participate in the 2003 Annual Incentive Compensation Plan for fiscal year 2007 and (d) for Mr. Barclay, the incentive compensation shown represents the dollar value of the incentive compensation he earned in fiscal year 2007 under the Centex Homes Metrics.
       For executives who do not participate in the 2003 Annual Incentive Compensation Plan for a fiscal year, the compensation committee has the discretion to approve an incentive compensation payment to the executive for that fiscal year upon his or her termination of employment. For example, although Mr. Kemp did not participate in the 2003 Annual Incentive Compensation Plan for fiscal year 2007, had his employment terminated on March 31, 2007, the compensation committee could have approved an incentive compensation payment to him for fiscal year 2007 upon the termination of his employment based on the targeted amount of his incentive compensation for that year or on some other basis.
       Vesting of Plan Awards. Generally, equity awards and deferred cash awards held by an executive that have not vested are cancelled upon termination of the executive’s employment with the company, and the executive’s right to exercise vested stock options terminates within a specified period of time (depending on the terms of the applicable stock option plan and the manner of termination) after termination of employment. However, under certain circumstances, such as retirement, death, disability, a termination of employment covered by our severance policy and a change in control, special vesting rules apply, as described below. All unexercised stock option awards, whether vested or unvested, held by an executive terminate immediately upon a termination of employment for cause.
       Special Vesting Upon Retirement. For options, restricted stock, restricted stock units and deferred cash awards granted prior to April 1, 2006, if the executive is at least 55 years old, has at least 10 years of service with the company and the sum of the age and years of service equals at least 70, then all such awards held by the executive will immediately vest upon the executive’s voluntary termination of employment, and the executive will have 12 months following the date of termination (or such longer period as may be provided in the option agreement) to exercise the options. We refer to this event as “vested retirement.” In addition, for a person who is both a director of Centex and an employee of the company at the time of the grant of a deferred cash award, the deferred cash award will vest in full on the date the person ceases to be both a Centex director and an employee. Also, for options held by a Centex director under our 2003 Equity Incentive Plan or 2001 Stock Plan, if, on the date the optionee ceases to be a director (and, if also an employee, ceases to be an employee), the optionee has (a) at least 10 years of service as a director, the options will vest on such date and all rights to exercise the options will terminate three years after such date (but not later than the end of the original term of the option), or (b) less than 10 years of service as a director, the options will continue to vest in accordance with their terms for three years following such date, and all rights to exercise the options will terminate three years after such date (but not later than the end of the original term of the option). Of the executives for whom information is presented in the tables, Mr. Eller is the only executive who qualified for special vesting under these rules as of March 31, 2007, and the information in his table reflects this special vesting.
       In addition, restricted stock awards held by an executive may vest upon the executive’s normal retirement on or after age 65, subject to the approval of the compensation committee. The information in the tables below assumes such approval.
       Under the SERP, an employee becomes 100% vested in employer contributions on his or her 65th birthday. The tables below reflect this vesting for the normal retirement of the executives who are not fully vested in these contributions as of March 31, 2007.

       Severance Benefits. If the executive’s employment is terminated for reasons other than cause, death, disability, retirement or resignation (unless it is a resignation for good reason), the executive will be eligible for certain severance benefits under the company’s executive severance policy, subject to the required approvals of senior management and the compensation committee. These benefits consist of a lump-sum cash severance payment, accelerated vesting of a portion of the executive’s unvested equity and deferred cash awards, and outplacement benefits, and are described in more detail under “Executive Severance Policy” on page 36. The tables below reflect these benefits.
       The cash severance payment in the tables below is based on (a) the executive’s base salary at March 31, 2007 and (b) the executive’s target cash bonus for fiscal year 2007 as established under the 2003 Annual Incentive Compensation Plan (or, if no target was established, the “base plan” cash bonus), with no value being attributed to long-term awards. The policy caps severance payments at 2.99 times the sum of the executive’s then base salary and the amount of the total incentive compensation paid or awarded to the executive for the prior fiscal year. The severance payments shown in the tables were not required to be capped. Also, for a change in control involving a termination of employment, the severance payments shown in the tables were calculated taking into account the reduction for the amount, as shown in the tables, of incentive compensation payable in connection with the change in control, as required by our executive severance policy.
       As a condition for severance benefits under the policy, the executive must execute a separation agreement, whereby the executive agrees (a) to release the company from all actions, suits and demands related to the executive’s employment, (b) not to disclose any confidential information regarding the company and (c) for the same period used to determine the accelerated vesting of the executive’s awards, not to solicit the employment of any of the company’s employees. A breach of the confidentiality or non-solicitation covenants entitles the company to injunctive relief, in addition to other legal rights it may have.
       For purposes of the policy, a termination is for cause if it results from a good faith determination by the board of directors or the chief executive officer of the company that: (a) the executive has willfully failed or refused in a material respect to follow policies or reasonable directives established by the company, the board of directors or chief executive officer or willfully failed or refused to perform the material duties or obligations of his or her office (other than any failure resulting from the executive’s inability due to physical or mental illness); (b) there has been an act by the executive involving wrongful misconduct that has a demonstrably adverse impact or material damage to the company, or that constitutes theft, fraud or a misappropriation of the assets of the company; (c) the executive has engaged in an unauthorized disclosure of confidential information to persons outside the company that materially adversely affects the company; or (d) the executive, while employed by the company, has performed services for another company or person that compete with the company without the prior approval of the chief executive officer of the company or the applicable subsidiary.
       A resignation by the executive is for good reason if it is for any of the following reasons without the consent of the executive: (a) a material reduction in base salary, incentive compensation potential or benefits (other than reductions applicable to employees generally or by reason of the executive’s performance or as necessary to properly benchmark pay); (b) a material demotion in job responsibilities; or (c) a requirement that the executive relocate, except for office relocations that would not increase the executive’s one-way commute by more than 25 miles.
       Death and Disability. If the executive dies while employed by the company, the executive’s designated beneficiary is entitled to receive certain payments under the company’s salary continuation plan, as described in more detail under “Salary Continuation Plan” on page 37. The salary continuation plan payments in the tables below are based on the executive’s base salary at March 31, 2007.
       Restricted stock awards and deferred cash compensation awards held by an executive vest upon the executive’s death or disability. Restricted stock units held by an executive under our Long Term Incentive Plan may vest upon the executive’s disability, subject to the approval of the compensation committee. The information in the tables below assumes such approval. Also, restricted stock units held by Mr. Barclay under our 2003 Equity Incentive Plan automatically vest upon his death or disability.
       Under the SERP, an employee becomes 100% vested in employer contributions on his or her death or disability. The tables below reflect this vesting for the death or disability of the executives who are not fully vested in these contributions as of March 31, 2007.
       Normal Retirement. In the tables below, “Normal Retirement” means retirement on or after age 65.
       Change in Control
       Accelerated Vesting and Payment. The company’s equity plans and executive deferred compensation plan generally provide that, unless otherwise provided in the applicable award agreement, outstanding awards granted under the plans become immediately fully vested and exercisable upon a change in control of the company, as defined in the plans. The change in control benefits in the tables below reflect the operation of these automatic vesting provisions.
       In addition, under the 2003 Annual Incentive Compensation Plan, a change in control will require performance awards to be paid, regardless of the achievement of the previously-established performance goals. This is described in more detail under “Change in Control Benefits” on page 39. The change in control incentive compensation benefits in the tables below are based on awards of incentive compensation at the dollar target levels that were established for Mr. Eller, Ms. Smith, Mr. Barclay and Mr. Stewart for fiscal year 2007 under the Centex Metrics and the Centex Homes Metrics. See the Grants of Plan-Based Awards in Fiscal Year 2007 table on page 45 for these dollar target levels. No amount is shown for Mr. Kemp because he did not participate in the 2003 Annual Incentive Compensation Plan for fiscal year 2007.
       For purposes of the 2003 Equity Incentive Plan, a change in control means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934. However, a change in control is deemed to have occurred if (a) a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of common stock having 50% or more of the total number of votes that may be cast for the election of Centex directors; or (b) as a result of, or in connection with, a contested election for Centex directors, persons who were directors immediately before such election cease to constitute a majority of the board of directors of the company. The company’s other plans contain similar definitions of change in control.
       Tax Gross-Up. The executives are entitled to the payment of “gross-up” benefits if they become liable for an excess parachute excise tax in connection with a change in control of the company as a result of the operation of the company’s equity or incentive plans’ change in control provisions. These “gross-up” benefits are described in more detail under “Change in Control Benefits” on page 39. No tax gross-up payments are shown in the tables below because the executives would not have been liable for any excise taxes based on the change in control benefits shown in the tables.
       Accelerated Vesting of Options
       In the tables below, the value shown for the vesting of stock options is based on the intrinsic value of the unvested stock options as of March 31, 2007, using the closing sale price of Centex common stock on the NYSE on March 30, 2007 ($41.78). For the options held by Mr. Eller, Ms. Smith, Mr. Barclay and Mr. Stewart, and for certain of the options held by Mr. Kemp, the intrinsic value was zero, because the per share exercise price of the option was higher than such closing sale price.

       Tables
       Timothy R. Eller
       The following table describes the potential payments and benefits upon termination of employment or a change in control of the company for Mr. Eller, our chief executive officer.

	Termination of Employment ($)						Change in Control ($)
			Involuntary					Involuntary
			Not for Cause					Not for Cause
			Termination				No	Termination
			or Voluntary				Termi-	or Voluntary
			Termination				nation of	Termination
		Normal	for Good	For			Employ-	for Good
Payments and Benefits	Voluntary	Retirement	Reason	Cause	Death	Disability	ment	Reason
Incentive compensation:
Short-term incentive compensation (bonus)	—	—	—	—	—	—	10,000,000	10,000,000
Long-term incentive compensation:
Stock options	—	—	—	—	—	—	5,000,000	5,000,000
Restricted stock	—	—	—	—	—	—	2,000,000	2,000,000
Stock units	—	—	—	—	—	—	—	—
Deferred cash	—	—	—	—	—	—	3,000,000	3,000,000
Vesting of long-term awards:
Stock options	—	—	—	—	—	—	—	—
Restricted stock	2,630,260	3,717,208	3,717,208	—	3,717,208	3,717,208	3,717,208	3,717,208
Stock units	—	—	—	—	—	—	9,283,516	9,283,516
Deferred cash	3,156,633	3,156,633	3,156,633	—	3,156,633	3,156,633	3,156,633	3,156,633
Vesting of SERP contributions	—	—	—	—	—	—	—	—
Cash severance payment	—	—	21,840,000	—	—	—	—	1,840,000
Salary continuation plan payments	—	—	—	—	3,528,200	—	—	—
Outplacement benefits	—	—	30,000	—	—	—	—	30,000
Tax gross-up payments	—	—	—	—	—	—	—	—
Total	5,786,893	6,873,841	28,743,841	—	10,402,041	6,873,841	36,157,357	38,027,357

       Catherine R. Smith
       The following table describes the potential payments and benefits upon termination of employment or a change in control of the company for Ms. Smith, our executive vice president and chief financial officer.

	Termination of Employment ($)						Change in Control ($)
			Involuntary					Involuntary
			Not for Cause					Not for Cause
			Termination				No	Termination
			or Voluntary				Termi-	or Voluntary
			Termination				nation of	Termination
		Normal	for Good	For			Employ-	for Good
Payments and Benefits	Voluntary	Retirement	Reason	Cause	Death	Disability	ment	Reason
Incentive compensation:
Short-term incentive compensation (bonus) (1)	(264,405)	285,595	285,595	(550,000)	285,595	285,595	285,595	285,595
Long-term incentive compensation:
Stock options	—	—	—	—	—	—	388,904	388,904
Restricted stock	—	—	—	—	—	—	155,562	155,562
Stock units	—	—	—	—	—	—	—	—
Deferred cash	—	—	—	—	—	—	233,342	233,342
Vesting of long-term awards:
Stock options	—	—	—	—	—	—	—	—
Restricted stock	—	1,034,974	206,978	—	1,034,974	1,034,974	1,034,974	1,034,974
Stock units	—	—	—	—	—	—	—	—
Deferred cash	—	—	—	—	—	—	—	—
Vesting of SERP contributions	—	—	—	—	—	—	—	—
Cash severance payment	—	—	1,178,393	—	—	—	—	114,990
Salary continuation plan payments	—	—	—	—	5,605,000	—	—	—
Outplacement benefits	—	—	25,000	—	—	—	—	25,000
Tax gross-up payments	—	—	—	—	—	—	—	—
Total	(264,405)	1,320,569	1,695,966	(550,000)	6,925,569	1,320,569	2,098,377	2,238,367

(1)	The negative numbers in the columns reflect a $550,000 reduction for the aggregate amount of Ms. Smith’s starting cash award and starting bonus required to be repaid by her had her employment terminated on March 31, 2007.

       Mark D. Kemp
       The following table describes the potential payments and benefits upon termination of employment or a change in control of the company for Mr. Kemp, our senior vice president and controller.

	Termination of Employment ($)						Change in Control ($)
			Involuntary					Involuntary
			Not for Cause					Not for Cause
			Termination				No	Termination
			or Voluntary				Termi-	or Voluntary
			Termination				nation of	Termination
		Normal	for Good	For			Employ-	for Good
Payments and Benefits	Voluntary	Retirement	Reason	Cause	Death	Disability	ment	Reason
Incentive compensation:
Short-term incentive compensation (bonus)	—	—	—	—	—	—	—	—
Long-term incentive compensation:
Stock options	—	—	—	—	—	—	—	—
Restricted stock	—	—	—	—	—	—	—	—
Stock units	—	—	—	—	—	—	—	—
Deferred cash	—	—	—	—	—	—	—	—
Vesting of long-term awards:
Stock options	—	—	42,529	—	—	—	42,529	42,529
Restricted stock	—	—	—	—	—	—	—	—
Stock units	—	—	56,654	—	—	113,266	113,266	113,266
Deferred cash	—	—	129,717	—	259,433	259,433	259,433	259,433
Vesting of SERP contributions	—	7,517	—	—	7,517	7,517	—	—
Cash severance payment	—	—	568,000	—	—	—	—	568,000
Salary continuation plan payments	—	—	—	—	2,957,860	—	—	—
Outplacement benefits	—	—	20,000	—	—	—	—	20,000
Tax gross-up payments	—	—	—	—	—	—	—	—
Total	—	7,517	816,900	—	3,224,810	380,216	415,228	1,003,228

       David L. Barclay
       The following table describes the potential payments and benefits upon termination of employment or a change in control of the company for Mr. Barclay, our president, western region of Centex Homes.

	Termination of Employment ($)						Change in Control ($)
			Involuntary					Involuntary
			Not for Cause					Not for Cause
			Termination				No	Termination
			or Voluntary				Termi-	or Voluntary
			Termination				nation of	Termination
		Normal	for Good	For			Employ-	for Good
Payments and Benefits	Voluntary	Retirement	Reason	Cause	Death	Disability	ment	Reason
Incentive compensation:
Short-term incentive compensation (bonus)	19,794	19,794	19,794	—	19,794	19,794	4,590,000	4,590,000
Long-term incentive compensation:
Stock options	9,897	9,897	9,897	—	9,897	9,897	1,530,000	1,530,000
Restricted stock	—	—	—	—	—	—	—	—
Stock units	3,959	3,959	3,959	—	3,959	3,959	612,000	612,000
Deferred cash	3,711	3,711	3,711	—	3,711	3,711	918,000	918,000
Vesting of long-term awards:
Stock options	—	—	—	—	—	—	—	—
Restricted stock	—	—	—	—	—	—	—	—
Stock units	—	—	492,294	—	731,568	731,568	731,568	731,568
Deferred cash	—	—	525,981	—	1,051,961	1,051,961	1,051,961	1,051,961
Vesting of SERP contributions	—	—	—	—	—	—	—	—
Cash severance payment	—	—	7,560,000	—	—	—	—	—
Salary continuation plan payments	—	—	—	—	2,605,500	—	—	—
Outplacement benefits	—	—	25,000	—	—	—	—	25,000
Tax gross-up payments	—	—	—	—	—	—	—	—
Total	37,361	37,361	8,640,636	—	4,426,390	1,820,890	9,433,529	9,458,529

       Robert S. Stewart
       The following table describes the potential payments and benefits upon termination of employment or a change in control of the company for Mr. Stewart, our senior vice president — strategy and corporate development.

	Termination of Employment ($)						Change in Control ($)
			Involuntary					Involuntary
			Not for Cause					Not for Cause
			Termination				No	Termination
			or Voluntary				Termi-	or Voluntary
			Termination				nation of	Termination
		Normal	for Good	For			Employ-	for Good
Payments and Benefits	Voluntary	Retirement	Reason	Cause	Death	Disability	ment	Reason
Incentive compensation:
Short-term incentive compensation (bonus)	—	—	—	—	—	—	850,000	850,000
Long-term incentive compensation:
Stock options	—	—	—	—	—	—	425,000	425,000
Restricted stock	—	—	—	—	—	—	170,000	170,000
Stock units	—	—	—	—	—	—	—	—
Deferred cash	—	—	—	—	—	—	255,000	255,000
Vesting of long-term awards:
Stock options	—	—	—	—	—	—	—	—
Restricted stock		309,506	233,007	—	309,506	309,506	309,506	309,506
Stock units	—	—	—	—	—	—	—	—
Deferred cash	—	—	327,503	—	485,156	485,156	485,156	485,156
Vesting of SERP contributions	—	—	—	—	—	—	—	—
Cash severance payment	—	—	1,770,000	—	—	—	—	70,000
Salary continuation plan payments	—	—	—	—	2,034,450	—	—	—
Outplacement benefits	—	—	25,000	—	—	—	—	25,000
Tax gross-up payments	—	—	—	—	—	—	—	—
Total	—	309,506	2,355,510	—	2,829,112	794,662	2,494,662	2,589,662

Certain Termination Payments
       The following table lists the payments and benefits made or provided by the company to (a) Leldon E. Echols, our former chief financial officer, in connection with the termination of his employment on June 30, 2006 and (b) Andrew J. Hannigan, our former co-president/co-chief executive officer of Centex Homes, in connection with the termination of his employment on March 31, 2007.

	Mr. Echols	Mr. Hannigan
	Voluntary	Involuntary Not for Cause
Payments and Benefits	Termination ($)(1)	Termination ($)(2)
Cash incentive compensation	—	400,503
Vesting of long-term awards:
Stock options (3)	116,127	—
Restricted stock (4)	1,399,799	—
Stock units (4)	—	1,582,668
Deferred cash	1,392,085	813,284
Cash severance payment	1,100,000	7,713,750
Accrued vacation pay	—	60,385
Total	4,008,011	10,570,590

(1)	Represents payments and benefits to Mr. Echols pursuant to his employment agreement, as described under “Employment and Severance Agreements” on page 38.

(2)	Represents payments and benefits to Mr. Hannigan pursuant to his separation agreement, as described under “Employment and Severance Agreements” on page 38.

(3)	Based on the intrinsic value of the unvested stock options as of the date of termination, using the closing sale price of Centex common stock on the NYSE on such date (or, if such date was not a business day, the next preceding business day). For certain of the options held by Mr. Echols and for all of the options held by Mr. Hannigan, the intrinsic value was zero, because the exercise price of the option was higher than such closing sale price.

(4)	Based on the closing sale price of Centex common stock on the NYSE on the date of termination (or, if such date was not a business day, the next preceding business day).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions
       Our board of directors, upon the recommendation of our governance committee, in February 2007 adopted a written policy relating to approval or ratification of “related person transactions.”
       Under the policy, a “related person transaction” is a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which the aggregate amount involved exceeds $50,000, we are a participant, and any related person has or will have a direct or indirect interest. A “related person” is (a) any person who is or was since the beginning of the last fiscal year, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director, any greater than 5% beneficial owner of our common stock, or any immediate family member of any of such persons, and (b) any associated entity of any of the foregoing.
       Immediate family members include a person’s spouse, parents, step-parents, children, step-children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Associated entities of a related person include any entity in which such person is employed or is a general partner or principal or in which such person has a 5% or greater beneficial ownership interest.
       Under the policy, our governance committee is to review the material facts of potential related person transactions that require the committee’s approval and either approve or disapprove our entry into the transaction by taking into account, among other factors it deems appropriate, whether the transaction is on terms that are comparable to the terms generally available to an unrelated third-party and the extent of the related person’s interest in the transaction. No member of the committee may participate in any discussion or approval of a transaction for which he or she or any of his or her immediate family members or associated entities is a related person. If a transaction will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related person.
       The following are not related person transactions under the policy:
•	Any employment relationship or transaction involving an executive officer of the company and any related compensation or benefits solely resulting from that employment relationship or transaction.

•	Any compensation or benefits payable to a director of the company solely for service as a director.

•	Any transaction in which the interest of the related person arises solely from the ownership of a class of equity securities of the company and all holders of that class of equity securities received the same benefit on a pro rata basis.

•	The following items of indebtedness: amounts due from the related person for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business.
       There were no related person transactions under the policy to approve with respect to the fiscal year ended March 31, 2007, other than the committee’s approval of certain of the ordinary course of business transactions described in the last paragraph under “Director Independence” on page 7.
Indemnification Arrangements
       We are party to indemnification agreements with each of our directors and executive officers. The indemnification agreements and our articles of incorporation and by-laws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

AUDIT COMMITTEE REPORT

To the Board of Directors of Centex Corporation:
       The Audit Committee reviews the financial reporting process at Centex on behalf of the board of directors. Management is primarily responsible for the financial statements and the reporting process, including the system of internal controls.
       In this context, the Committee met and held discussions with management and the independent registered public accounting firm, Ernst & Young LLP (also called Ernst & Young) regarding the fair and complete presentation of the company’s results and the assessment of the company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by Centex in its financial statements, as well as alternative treatments. Management represented to the Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee also reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
       The Committee also reviewed and discussed with Ernst & Young its independence from the company and its management. As part of that review, the Committee received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and by all relevant professional and regulatory standards relating to Ernst & Young’s independence from Centex. The Committee has concluded that Ernst & Young is independent from the company and its management.
       The Committee reviewed and discussed the company’s policies about risk assessment and risk management.
       The Committee discussed with both Ernst & Young and the company’s vice president of internal audit the overall scope and plans for their respective audits. The Committee meets with the vice president of internal audit and Ernst & Young, with and without management present, to discuss the results of their examinations, the evaluations of internal controls at Centex, and the overall quality of financial reporting at Centex.
       In reliance on the reviews and discussions contained in this Report, the Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended March 31, 2007, for filing with the SEC. The Committee has selected, and the board of directors has ratified, subject to stockholder ratification, the selection of Ernst & Young as the company’s independent registered public accounting firm for fiscal year 2008.
The Audit Committee:
Thomas J. Falk (Chair)
Clint W. Murchison, III
James J. Postl
       The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Audit Committee Report by reference therein.

APPOINTMENT OF INDEPENDENT AUDITORS
Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

       Ernst & Young LLP (also called Ernst & Young) acted as our independent auditors to audit our books and records for fiscal year 2007, and the audit committee has appointed Ernst & Young as our independent registered public accounting firm for fiscal year 2008, subject to ratification by Centex stockholders.
       Our corporate governance guidelines provide that our stockholders will have the opportunity to ratify the appointment of our independent auditors. The guidelines provide for this opportunity because we believe ratification of the appointment is good corporate practice and because the audit of our books and records is a matter of importance to our stockholders. If our stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain Ernst & Young, but still may retain them. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Centex and our stockholders.
       Representatives of Ernst & Young are expected to be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.
Recommendation of the Board
       Our board unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.
Audit Fees
       The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young, our independent auditors. Ernst & Young reports directly to the audit committee. The audit committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst &
Young after May 6, 2003. Under these policies, the committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to certain dollar limits. Services that do not come under this authority must be pre-approved separately by the committee or, for services that do not exceed $200,000, by a member of the committee. Any such member must report the pre-approval at the next audit committee meeting. In determining whether or not to pre-approve services, the audit committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of Ernst & Young. The audit committee pre-approved 100% of the services provided by Ernst & Young during fiscal year 2007.
       The following table presents the aggregate fees billed for professional services by Ernst & Young in the last two fiscal years:

	Fiscal Year 2007	Fiscal Year 2006
Type of Fees	($ in thousands)	($ in thousands)
Audit Fees	3,326	3,934
Audit-Related Fees	76	199
Tax Fees	3	3
All Other Fees	—	—
Total	3,405	4,136
       As used in the table:
•	“Audit Fees” are fees for professional services rendered by Ernst & Young for the audit of our financial statements included in our Form 10-K report and the review of our financial statements included in our Form 10-Q reports or services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

•	“Audit-Related Fees” are fees for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the financial statements, including audits of employee benefit plans, accounting consultations, procedures performed related to securitizations and other debt transactions, and services provided in connection with the disposition of certain operations.

•	“Tax Fees” means fees for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning.

•	“All Other Fees” includes all other fees for products and services provided by Ernst & Young.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance
       Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and the NYSE. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file with the SEC.
       To our knowledge, based solely on our review of the copies of such reports received by us with respect to fiscal year 2007 or written representations from certain reporting persons, our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, have complied with all filing requirements of Section 16(a) for fiscal year 2007 applicable to such persons.
Stockholder Proposals
       Our 2008 annual meeting of stockholders is currently scheduled to be held on July 10, 2008. In order to be considered for inclusion in our proxy material for that meeting, stockholder proposals must be received by our secretary at our executive offices no later than February 13, 2008.
       For any proposal that is not submitted for inclusion in our proxy material for the 2008 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Securities Exchange Act of 1934 permits our management to exercise discretionary voting authority under proxies it solicits unless we are notified about the proposal on or before April 13, 2008 and the stockholder submitting the proposal satisfies the other requirements of
Rule 14a-4(c). Our by-laws also provide that, to be considered at the 2008 annual meeting, a stockholder proposal to nominate a person for election as a director or on any other matter must be submitted in writing and received by our secretary at our executive offices no later than April 13, 2008, and must contain the information specified by and otherwise comply with our by-laws. Any stockholder wishing to receive a copy of our by-laws should direct a written request to our secretary at our executive offices.
Electronic Delivery of Future Annual Reports and Proxy Statements
       If you wish to receive future proxy materials and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option of electing electronic delivery while voting. If you elect electronic delivery, we will discontinue mailing proxy materials and annual reports to you beginning next year and send you an e-mail message notifying you of the Internet address or addresses where you may access the proxy materials and annual report.
Form 10-K
       Stockholders entitled to vote at the annual meeting may obtain a copy our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, including the financial statements, required to be filed with the SEC, without charge, upon written or oral request to Centex Corporation, Attention: James R. Peacock III, Secretary, Centex Corporation, Post Office Box 199000, Dallas, Texas 75219-9000, telephone (214) 981-5000. This year our Annual Report on Form 10-K (excluding exhibits) is a part of our 2007 Annual Report to

Stockholders, which is being sent with this proxy statement.
Centex Web Site
       In this proxy statement, we state that certain information and documents are available on the Centex web site. These references are merely intended to suggest where additional information may be obtained by our stockholders, and the materials and other information presented on our web site are not incorporated in and should not otherwise be considered part of this proxy statement.
By Order of the Board of Directors
James R. Peacock III
Vice President, Deputy General Counsel
and Secretary
Dallas, Texas
June 12, 2007

Annex 1
Corporate Governance Guidelines
The Board of Directors of Centex Corporation has adopted the following guidelines to reflect the principles and practices that the Board will follow in carrying out its responsibilities. These guidelines are intended as a component of the framework within which the Board, assisted by the Committees, directs the affairs of the Corporation. They should be interpreted in the context of applicable laws, regulations and listing requirements, as well as the Corporation’s charter and by-laws.
1.	Structure of Board
       The Corporation’s charter and by-laws each provide that the size of the Board shall be no fewer than three and no more than thirteen. Within these limits prescribed by the charter and by-laws, the Board may determine the size of the Board from time to time, and the Corporate Governance and Nominating Committee may recommend changes in the size of the Board, which may vary to accommodate the availability of suitable candidates.
       The Board will have at all times an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation and Management Development Committee. The Board may from time to time establish additional committees as it deems appropriate. Each committee will have its own charter setting forth the purposes, goals and responsibilities of the committee as well as qualifications for committee membership.
2.	Director Selection and Qualifications
       The Board, acting on recommendation of the Corporate Governance and Nominating Committee, will nominate a slate of director candidates for election at each annual meeting of stockholders and will elect directors to fill vacancies between annual meetings.
       To discharge its duties in determining whether the need for a new director (or directors) exists, and then identifying and evaluating directors for selection to the Board and its committees, the Corporate Governance and Nominating Committee of the Board shall evaluate the overall composition of the Board as well as the qualifications of each candidate. The Committee will (i) assess whether the need for an additional director (or directors) exists; (ii) identify the current and future needs of the Board to ensure that through the addition of a new director or directors maximum value is delivered to the Corporation and its stockholders; and (iii) prepare a goal profile to identify the particular skill set and desired attributes of preferred director candidates.
       When evaluating candidates for board vacancies, the Committee will consider the following guidelines, regardless of whether the candidate was identified by the Committee or its consultant, or was submitted to the Corporation by a stockholder:
       (a) General. Decisions for nominating candidates shall be based on the business and corporate governance needs of Centex. If the need for a director exists, then candidates will be evaluated on the basis of merit, qualifications, performance and competency.
       (b) Board Composition. The composition of the entire Board shall be taken into account when evaluating individual directors, including the diversity of experience and background represented by the Board; the need for financial, business, academic, public or other expertise on the Board and its committees; and the desire for directors working cooperatively to represent the best interests of Centex, its stockholders and employees, and not any particular constituency.
       (c) Age. No person may stand for election as a director if he or she is 70 years of age or older.

i

       (d) Independence. A majority of the entire Board shall be composed of independent directors. Annually, the Board shall determine each outside director’s independence under the New York Stock Exchange corporate governance rules, Securities and Exchange Commission rules and regulations, other applicable laws, rules and regulations regarding director independence, and the Corporation’s standards for director independence as described in these guidelines. The Audit, the Compensation and Management Development, and the Corporate Governance and Nominating Committees shall all be composed entirely of independent directors. Independence for these purposes shall mean the independence requirements set forth in the Securities Exchange Act of 1934, as amended, the rules adopted by the Securities and Exchange Commission thereunder, the corporate governance and other listing standards of the New York Stock Exchange as in effect from time to time, and the Corporation’s standards for director independence as described in these guidelines.
       (e) Character and Integrity. Centex seeks directors with the highest personal and professional character and integrity who have outstanding records of accomplishment in diverse fields of endeavor and who have obtained leadership positions in their chosen business or profession. These persons should have demonstrated exceptional ability and judgment and have substantial experience of relevance to the Corporation.
       (f) Availability. Candidates should be willing and able to devote the time necessary to discharge their duties as a director and should have the desire to represent and evaluate the interests of Centex as a whole. Board memberships are considered along with other time commitments a prospective director may have and the effect this may have on his or her ability to serve effectively on the Centex Board of Directors. These factors will also be considered at the time of the annual performance evaluation of the Board and Committees referred to below. In addition, the Board has set a service guideline that no Centex director should serve on more than four other public company boards of directors, and no Centex director that is a sitting Chief Executive Officer of a public company should serve on more than two other public company boards of directors (including his or her own company). The Board may, in the exercise of its judgment, grant exceptions to the guideline.
       (g) Conflicts. Candidates must be free of conflicts of interest that would interfere with their ability to discharge their duties as a director, or would violate any applicable law or regulation.
       (h) Other. Candidates must also meet any other criteria as determined by the Committee, which may differ from time to time.
3.	Director Independence
       A director is independent if the director meets each of the following standards and otherwise has no material relationship with the Corporation, either directly, or as a partner, stockholder, or officer of an organization that has a relationship with the Corporation. For purposes of these standards, “the Corporation” means Centex Corporation and its consolidated subsidiaries, collectively.
       (a) the director is not, and in the past three years has not been, an employee of the Corporation;
       (b) an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of the Corporation;
       (c) (i) neither the director nor a member of the director’s immediate family is a current partner of the Corporation’s outside auditing firm; (ii) the director is not a current employee of the Corporation’s outside auditing firm; (iii) no member of the director’s immediate family is a current employee of the Corporation’s outside auditing firm participating in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; and (iv) neither the director nor a member of the director’s immediate family was within the past three years (but is no longer) a partner or employee of the Corporation’s outside auditing firm and personally worked on the Corporation’s audit within that time;

       (d) neither the director nor a member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of the Corporation served on the compensation committee of another company at the same time the director or the director’s immediate family member served as an executive officer of that company;
       (e) neither the director nor a member of the director’s immediate family has received, during any 12-month period in the past three years, any direct compensation payments from the Corporation in excess of $100,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of the Corporation, and pension or other forms of deferred compensation for prior service;
       (f) the director is not a current executive officer or employee, and no member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from the Corporation, or during any of the last three fiscal years has made payments to or received payments from the Corporation, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;
       (g) the director is not an executive officer of a non-profit organization to which the Corporation makes or in the past three fiscal years has made, payments (including contributions) that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues;
       (h) the director is not, and during the last fiscal year has not been, a partner in, or a controlling shareholder or executive officer of, a business corporation, non-profit organization, or other entity to which the Corporation was indebted at the end of the Corporation’s last full fiscal year in an aggregate amount in excess of 2% of the Corporation’s total consolidated assets at the end of such fiscal year;
       (i) the director is not, and during the last fiscal year has not been, a member of, or of counsel to, a law firm that the Corporation has retained during the last fiscal year or proposes to retain during the current fiscal year; or
       (j) the director is not, and during the last fiscal year has not been, a partner or executive officer of any investment banking firm that has performed services for the Corporation, other than as a participating underwriter in a syndicate, during the last fiscal year or that the Corporation proposes to have perform services during the current fiscal year.
       The Board may determine that a director or nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (g) through (j) above as long as the Board determines that such person is independent of management and free from any relationship that in the judgment of the Board would interfere with such person’s independent judgment as a member of the Board and the basis for such determination is disclosed in the Corporation’s annual proxy statement.
       In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on that committee, if the director: (1) receives, either directly or indirectly, any consulting, advisory or other compensatory fee from the Corporation or any of its subsidiaries other than: (a) fees for service as a director, and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Corporation; or (2) is “an affiliated person” of Centex Corporation or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.
       An “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares that person’s home.

4.	Related Person Transactions
       The Corporation gives careful attention to related person transactions, which can present potential conflicts of interest. Related person transactions are those transactions, arrangements or relationships in which the Corporation is or will be a participant and the amount involved exceeds $50,000, and in which a related person has a direct or indirect interest, as more fully defined in the Corporation’s Related Person Transactions Policy. Directors, director nominees, executive officers, certain shareholders and their immediate family members and certain associated entities are related persons for purposes of the Policy. The Policy contains procedures for the review, approval and ratification of related person transactions by the Corporate Governance and Nominating Committee of the Board.
5.	Stockholder Nominations
       The Corporate Governance and Nominating Committee does not solicit director nominations. If it is actively considering adding a new director, or preparing to recommend a slate of existing directors for re-election to the Board, it will consider recommendations sent by stockholders to the Secretary of the Corporation that set forth:
       (a) the name and address of the stockholder who intends to make the nomination and of the person to be nominated;
       (b) a representation that the stockholder is a record holder of Centex stock entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to nominate the person specified in the letter;
       (c) a description of all arrangements or understandings between the stockholder and the nominee and other persons(s) (naming such person(s)) pursuant to which the nomination is to be made by such stockholder;
       (d) such other information regarding the nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board; and
       (e) the consent of the nominee to serve as a director of the Corporation if so elected.
6.	Director Resignation
       Each director must agree to tender a resignation from the Board if the following should occur.
       In a change in circumstances. Each director must agree that he or she will tender a resignation from the Board in the event of a material change in his or her personal circumstances, including a change in principal job responsibilities (other than a promotion with the director’s current employer). The decision whether to accept the resignation would be made by the Board, with a recommendation from the Corporate Governance and Nominating Committee.
       In the election of directors. In an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender his or her resignation to the Chairman of the Board not later than ten (10) days following certification of the stockholder vote.
       The Corporate Governance and Nominating Committee (the “Committee”) will promptly consider the resignation submitted by a Director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election, and the Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reasons why shareholders “withheld” votes for election from such Director, the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Corporation, and the Corporation’s Corporate Governance Guidelines.
       The Board will act on the Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Committee’s recommendation, the Corporation will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.
       To the extent that one or more Directors’ resignations are accepted by the Board, the Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
       Any Director who tenders his or her resignation pursuant to this provision will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of members of the Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent Directors who did not receive a greater number of votes “withheld” from their election than votes “for” their election or who were not standing for election.
       This corporate governance guideline will be summarized or included in each proxy statement relating to an election of directors of the Corporation.
7.	Director Responsibilities
       The business of Centex Corporation is managed under the direction of the Board. Among the Board’s major responsibilities are:
•	Selection, compensation and evaluation of the Chief Executive Officer and oversight of succession planning.
•	Assurance that processes are in place to promote compliance with law and high standards of business ethics.
•	Oversight of Centex’s strategic planning.
•	Approval of all material transactions and financings.
•	Understanding Centex’s financial statements and other disclosures and evaluating and changing where necessary the process for producing accurate and complete reporting.
•	Using its experience to advise management on major issues facing Centex.
•	Evaluating the performance of the Board and its committees and making appropriate changes where necessary.

v

       Directors are expected to maintain a good attendance record, and familiarize themselves with the materials distributed prior to each Board or committee meeting. Absent special circumstances, such materials are provided at least three business days before the meeting, and further in advance for material transactions. The proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of information received in connection with his or her service as a director. The directors are expected to make every effort to attend each annual meeting of stockholders.
       Non-employee directors meet immediately after all Board meetings without management present, and the independent directors meet at least once annually. The Corporation has appointed a lead independent director to preside at such meetings. The lead director has been given the following additional responsibilities:
•	make recommendations to the Board regarding the structure of Board meetings
•	recommend matters for consideration by the Board
•	determine appropriate materials to be provided to the directors
•	serve as an independent point of contact for stockholders wishing to communicate with the Board other than through the Chairman
•	assign tasks to the appropriate committees
•	with the approval of the Corporate Governance and Nominating Committee, oversee the annual evaluation of the Board and its Committees.
       In addition, the lead director establishes, in collaboration with the Chief Executive Officer, agenda items to be discussed at each Board meeting. Each Board member is free to suggest items for inclusion on the agenda at any time. Agendas for the meetings of committees of the Board are cleared by the chair of the committee, and committee members may place items on the agenda.
8.	Director Access to Management and Independent Advisors
       All directors are able to directly contact members of management, including, in the case of the Audit Committee, direct access to the head of internal audit. Broad management participation is encouraged in presentations to the Board. The Board and its Committees are empowered to hire at Corporation expense their own financial, legal and other experts to assist them in addressing matters of importance to the Corporation. The Compensation Committee works directly with an executive compensation consultant.
9.	Non-Employee Director Compensation
       The amount and type of compensation for the Corporation’s non-employee directors is recommended by the Corporate Governance and Nominating Committee, which conducts an annual review of director compensation and develops its recommendation working with outside compensation specialists, and approved by the Board. For the board year beginning at the 2006 annual meeting, each non-employee director of the Corporation will receive annual compensation in the form of cash, stock options and restricted stock. Such annual compensation is valued at $300,000.00, of which one-third will be in cash, one-third will be in the form of an option to purchase shares of common stock of the Corporation, and one-third will be shares of restricted stock. Each non-employee Committee Chair (other than the Audit Committee Chair) receives additional compensation of $20,000 per year. The Audit Committee Chair receives additional compensation of $25,000 per year, and the lead director receives an additional $35,000 per year.

10.	Director Orientation and Continuing Education
       Directors are provided extensive material regarding Centex upon their initial election to the Board, including a binder containing information regarding Centex and its policies and various administrative and legal matters. Other orientation procedures include meetings with senior executives of the Corporation and its major business units. Board meetings are occasionally held outside the corporate office to permit the directors to visit operating locations of the Centex companies. Centex supports any individual director’s continuing education needs, as long as the associated financial commitment is reasonable.
11.	Evaluation of the Board and its Committees
       The Corporate Governance and Nominating Committee has established a process for the annual evaluation of the effectiveness of the Board and each Committee, and oversees the composition, organization (including its Committee structure, membership and leadership) and practices of the Board. An individual director assessment is performed annually as well.
12.	Management Compensation, Evaluation and Succession
       The Board provides annual goals for the Chief Executive Officer. The Compensation and Management Development Committee approves those goals and evaluates the CEO’s performance, including his or her success in achieving these goals, in setting compensation.
       The Board recognizes that the selection of key leadership and the oversight of succession planning are among the most important duties of the Board. The Board reviews management succession planning annually.
13.	Stock Ownership Guidelines
       For directors. The Board has established guidelines suggesting the non-employee directors of the Board of the Corporation achieve and maintain ownership of a minimum amount of the Corporation’s Common Stock. These guidelines are five times the cash component of director compensation for the board year beginning at the 2005 annual meeting, which would equate to holdings valued at $500,000.
       For executive officers. The Board has established guidelines suggesting that all executive officers of the Corporation that report to the Chief Executive Officer achieve and maintain ownership of a minimum amount of the Corporation’s Common Stock. These guidelines are based on a multiple of base salary as described below:

Title of Executive Officer	Multiple
Chief Executive Officer	5x
Chief Executive Officer — Centex Homes	4x
Chief Operating Officer	4x
Chief Financial Officer	3x
Chief Operating Officer — Centex Homes	3x
Executive Vice President	2x
Senior Vice President	1.5x

       Directors and officers have five years to meet these guidelines once they become subject to the guidelines.
       For purposes of these guidelines, stock is deemed “owned” for both directors and officers in the case of (a) shares owned outright, (b) beneficially-owned shares; and (c) vested stock or stock equivalents, such as restricted stock or stock units. Stock options, whether vested or not, do not count as stock “owned.” Restricted stock granted to directors is also deemed “owned,” whether or not any applicable restrictions have lapsed.
14.	Evaluation of Corporate Governance Guidelines
       Annually, the Corporate Governance and Nominating Committee reviews these Guidelines and recommends changes to the Board if appropriate.
15.	Stockholder Ratification of Independent Auditors
       At the Annual Meeting each year, the holders of the Corporation’s Common Stock will be given the opportunity to vote on whether to ratify the selection of independent auditors for the following fiscal year.
16.	Stockholder Proposals
       If a stockholder proposal that was not supported by the Board receives a majority of the votes cast at a meeting at which a quorum is present, the Board will reconsider the proposal.
17.	Stockholder Communications with the Board
       Any Centex stockholder may communicate with any member of the Centex Board of Directors by sending any such communication to Centex Corporation, Post Office Box 199000, Dallas, Texas 75219-9000 to the attention of the director or directors of the stockholder’s choice (e.g., “Attention: Lead Director” or “Attention: All Independent Directors,” etc.). Centex relays all such communications addressed in this manner as appropriate. Any communications addressed to the attention of “The Board of Directors” will be forwarded to the Lead Director for review and further handling as appropriate.
18.	Policy on Recoupment in Restatement Situations
       If financial results of the Corporation are restated due to fraud or intentional misconduct, the Board or an appropriate Committee will review any incentive compensation paid or awarded to the officer(s) or employee(s) of the Corporation or any subsidiary who may have been responsible for the fraud or intentional misconduct that caused the need for the restatement. The Board or appropriate Committee will, to the extent permitted by applicable law, in all appropriate cases, require recoupment of any unearned amounts paid or awarded as incentive compensation to the officer or employee, if (i) the Board or the reviewing Committee, as applicable, concludes in good faith that the officer or employee engaged in fraud or intentional misconduct that caused or partially caused the need for the restatement, (ii) the amount of the incentive compensation was calculated upon the achievement of certain financial results that were subsequently the subject of a restatement, and (iii) the amount of the incentive compensation that would have been awarded to the officer or employee had the financial results been properly reported would have been lower than the amount actually awarded. The Board will not seek to recover incentive compensation awarded more than three years prior to the date the applicable restatement is disclosed. For the purposes of this Guideline, “incentive compensation” includes cash bonus, restricted stock, deferred stock units, stock options, deferred cash compensation and other long-term measures, and the proceeds from any exercise or sale thereof, and, to the extent specified in any severance policy of the Corporation or severance agreement, cash severance benefits paid to an officer or employee.
As amended
through February 13, 2007

CENTEX CORPORATION						Please Mark Here for Address Change or Comments	☐

						SEE REVERSE SIDE

The Board of Directors recommends that you vote FOR the election of all the nominees in Item 1 and FOR Item 2.

1.	Election of directors listed below to serve until the Annual Meeting of Stockholders in 2010.	FOR all nominees listed to the left (except as marked to the contrary). ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left. ☐	2.	Ratification of the appointment of independent registered public accounting firm for fiscal year 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

01	Clint W. Murchison, III,
02	Frederic M. Poses,			3.	In their discretion, on such other business as may properly be brought before the meeting or any adjournment thereof.
03	David W. Quinn.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

Signature				Signature	Date
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, and in the discretion of the named proxies, upon such other business as may properly be brought before the meeting or any adjournments or postponements thereof. By executing this proxy, the undersigned hereby revokes prior proxies relating to the meeting. Please sign exactly as name appears on your stock certificate. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title to such.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/ctx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the internet at www.centex.com.

CENTEX CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Stockholders - July 12, 2007

The undersigned hereby appoints Timothy R. Eller and Frederic M. Poses (acting jointly or, if only one be present, by that one alone), and each of them, proxies, with full power of substitution to each, to vote, as specified on the reverse side, at the Annual Meeting of Stockholders of Centex Corporation (“Centex”) to be held July 12, 2007, or any adjournments or postponements thereof, all shares of common stock of Centex registered in the name of the undersigned at the close of business on May 21, 2007.

If the undersigned has voting rights with respect to shares of Centex common stock under a Centex, Eagle Materials Inc. or Balfour Beatty profit sharing and retirement plan (the “Plan”), then the undersigned hereby directs the trustee of the Plan to vote the shares allocated to the undersigned’s account under the Plan on all matters coming before the Annual Meeting, and at any adjournments or postponements thereof, in accordance with the instructions given herein (or if no instructions are given, as described in the following paragraph).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE BALLOT ON THE REVERSE SIDE, BUT IF NO INSTRUCTIONS ARE INDICATED, THEN THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 3.

By execution of this proxy, you hereby acknowledge receipt herewith of the Notice of Annual Meeting and Proxy Statement for the July 12, 2007 Annual Meeting.

READ, EXECUTE AND DATE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

This proxy is being solicited by the Board of Directors of Centex Corporation. To ensure representation of your shares at Centex’s Annual Meeting of Stockholders, you must vote and submit the proxy by telephone, over the Internet or by marking and returning the proxy card in the enclosed envelope.

PLEASE TEAR OFF AND DISCARD THIS STUB.